AGREEMENT OF LIMITED PARTNERSHIP

OF CASCADE JOINT VENTURE, L.P.

This Agreement is made and entered into on this 24th day of February, 1999, by and between James R. Hoyt and Secured Investment Resources Fund, L.P., a Kansas limited partnership (collectively the “General Partners”) and Secured Investment Resources Fund, L.P., a Kansas limited partnership (“Limited Partner’). The General Partners and Limited Partner may be referred to collectively as the “Partners”.

WITNESSETH

WHEREAS, the partners desire to form a Limited Partnership under the Kansas Revised Uniform Limited Partnership Act known as Cascade Joint Venture, L.P., to hold and manage a single income-producing apartment complex known as Cascade Apartments located in the city of Topeka, county of Shawnee, state of Kansas (hereinafter the “Property”).

NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, the parties hereto agree as follows:

A. Name, Place of Business. Registered Office and Registered Agent

1.	Name. The name of the Partnership is Cascade Joint Venture, L.P., or such other name as the General Partners shall hereafter designate in writing to the Limited Partners.

2.	Place of Business. T he Partnership’s principal place of business is 5453 West 61st Place, Mission, Kansas 66205, or such other place or places as the General Partners may hereafter determine.

3.        Registered Office and Agent. The Partnership’s registered office shall be 5453 West 61st Place, Mission, Kansas 66205 and the name of the registered agent at such address is James R. Hoyt.

B. Business and Purpose.

1.

The sole purpose of the Partnership is to acquire, own, hold, maintain, and operate Cascade Apartments, 3441 Burlingame, Topeka, Kansas (the “Property”), together with such other activities as may be necessary or advisable in connection with the ownership of the Property. Notwithstanding anything contained herein to the contrary, the Partnership shall not engage in any business, and it shall have no purpose, unrelated to the property and shall not acquire any real property or own assets other than those related to the Property and/or otherwise in furtherance of the purposes of the Partnership.

2.

Any additional or substitute general partner of the Partnership (other than the current General Partners), may not be an individual and shall at all times have as its sole purpose to act as the General Partner of the Partnership, and shall be engaged in no other business or have any other purpose.

3.

Anything in this Agreement to the contrary notwithstanding, the General Partners shall have no authority to perform any act in respect of the Partnership in violation of any (a) applicable laws or regulations or (b) any agreement between the Partnership and First Union National Bank or its successors or assigns (collectively, the “Lender”).

4.	Anything in this Agreement to the contrary notwithstanding, so long as any indebtedness remains outstanding by the Partnership to the Lender, the Partnership shall not:

(a) make any loans to the General Partners or their Affiliates;

(b) except as permitted by the Lender in writing, sell, encumber (except with respect to the Lender) or otherwise dispose of all or substantially all of the properties of the Partnership (a sale or disposition will be deemed to be “all or substantially all of the properties of the Partnership” if the sale or disposition includes the Property or if the total value of the properties sold or disposed of in such transaction and during the twelve months preceding such transaction is 66-2/3% or more in value of the Partnership’s total assets as of the end of the most recently completed Partnership fiscal year);

(c) dissolve, wind-up, or liquidate the Partnership;

(d) merge, consolidate or acquire substantially all the assets of another person or entity;

(e) change the nature of the business conducted by the Partnership; or

(f) except as permitted by the Lender in writing, amend or modify this Agreement.

For purposes of this Agreement, Affiliate means any person or entity which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with a Partner. For purposes hereof, the terms “control”, “controlled”, or “controlling” shall include, without limitation, (i) the ownership, control or power to vote ten percent (10%) or more of (x) the outstanding shares of any class of voting securities or (y) the Partnership or beneficial interests of any such person or entity, as the case may be, directly or indirectly, or acting through one or more persons or entities, (ii) the control in any manner over the general partner(s) or the election of more than one director or trustee (or persons exercising similar functions) of such person or entity, or (iii) the power to exercise, directly or indirectly, control over the management or policies of such person or entity.

5.

All funds of the Partnership shall be deposited in such checking accounts, savings accounts, time deposits, or certificates of deposit in the Partnership’s name or shall be invested in the Partnership’s name, in such manner as shall be designated by the General Partners from time to time. Partnership funds shall not be commingled with those of any other person or entity. Partnership funds shall be used by the General Partners only for the business of the Partnership.

6.	Title to Partnership assets shall be held in the Partnership’s name.

7.

The Partnership shall not, without the affirmative vote of 100 percent of the Partners, institute proceedings to be adjudicated bankrupt or insolvent; or consent to the institution of bankruptcy or insolvency proceedings against it; or file a petition seeking, or consent to, reorganization or relief under any applicable federal or state law relating to bankruptcy; or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Partnership or a substantial part of its property; or make any assignment for the benefit of creditors; or admit in writing its inability to pay its debts generally as they become due; or take any action in furtherance of any such action.

8.

The Partnership shall have no indebtedness or incur any liability other than (a) debts and liabilities for trade payables and accrued expenses incurred in the ordinary course of business of operating the Property and (b) the loan made or to be made to the Partnership by the Lender.

9.

The Partnership shall not terminate or dissolve solely as a consequence of the bankruptcy, insolvency, appointment of a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of a General Partner of the Partnership or a substantial part of such General Partner’s property, or assignment for the benefit of its creditors, or an admission in writing of the inability to pay its debts generally as they become due, or any similar action, of one or more of the General Partners so long as there remains a solvent general partner of the Partnership.

B.

Incorporation of Prior Agreement. The Partnership was formed due to the requirement of the new lender that the Property be placed in a single asset partnership, a typical requirement of commercial lenders in order to obtain financing for the Property. It is the intent of the Partners that the provisions of the partnership agreement from Secured Investment Resources Fund, L.P. be incorporated herein to the extent that it is not in conflict with any provision set forth herein. Therefore, the Partners adopt such partnership agreement, a copy of which is attached hereto as Exhibit A, as the remaining terns of this Agreement.

GENERAL PARTNERS:

James R. Hoyt

/S/ JAMES R. HOYT

Individual limited partner

Secured Investment Resources Fund, L.P.

By: /S/ JAMES R. HOYT

James R. Hoyt, President

LIMITED PARTNER:

SECURED INVESTMENT RESOURCES FUND, L.P.

By: /S/ JAMES R. HOYT

James R. Hoyt, General Partner

RESTATED CERTIFICATE AND AGREEMENT OF

LIMITED PARNTERSHIP OF

SECURED INVESTMENT RESOURCES FUND, L.P.

THIS RESTATED CERTIFICATE AND AGREEMENT is made and entered into this 27th day of July, 1984, by and between JAMES R. HOYT, an individual resident of the state of Kansas, and SECURED INVESTMENT RESOURCES, INC., a Kansas corporation (hereinafter referred to as the “General Partners”); and JAMES R. HOYT, an individual resident of the State of Kansas (hereinafter referred to as the Original Limited Partner) and those other parties who from time to time execute this Agreement or counterparts hereof as Limited Partners (sometimes hereinafter collectively referred to as the “Limited Partners”). The General Partners and Limited Partners are hereinafter sometimes collectively referred to as the “Partners”.

WITNESSETH THAT:

WHEREAS, the Partners desire to form a Limited Partnership under the Kansas Revised Uniform Limited Partnership Act, known as Secured Investment Resources Fund, L.P., to invest in, hold and manage income-producing real estate which is improved or which will be improved within a reasonable period after acquisition, with emphasis on the acquisition of existing apartment complexes and commercial properties including, but not limited to, shopping centers, office buildings, industrial buildings, hotels, motels, warehouses, mobile home parks and other properties located in the United States; and

WHEREAS, it is the intent of the Partners to admit Additional Limited Partners to the Partnership for the purpose of acquiring the additional capital needed to acquire the above real estate.

NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, the parties hereto agree as follows:

1.	Name, Place of Business, Registered Of the and Registered Agent

1.1  “Name.” The name of the Partnership is Secured Investment Resources Fund, L.P. or such other name as the General Partners shall hereafter designate in writing to the Limited Partners.

1.2  “Place of Business.” The partnership’s principal place of business is 5453 West 61st Place, Mission, Kansas 66205, or such other place or places as the General Partners may hereafter determine.

1.3 “Registered Office and Agent.” The Partnership’s registered office shall be 2100 Silver Avenue, Kansas City, Kansas 66106. Its registered agent for service of process shall be PW&S Agent Service of Kansas, Inc., 2100 Silver Avenue, Kansas City, Kansas 66106.

2. Definitions and Glossary of Terms

2.1  The following terms used in this Partnership Agreement shall (unless otherwise expressly provided herein or unless the context otherwise requires) have the following respective meanings as set out below. Other terms may be defined throughout this Agreement as well.

2.1.1 “Acquisition Agent” shall refer to Secured Investment Resources, Inc., a Kansas corporation, Corporate General Partner of the Partnership and an Affiliate of the Individual General Partner, or to any other person or corporation who succeeds it in such capacity or Affiliates of the General Partners.

2.1.2 “Acquisition Expenses” shall mean those expenses including, but not limited to legal fees and expenses, travel and communication expenses, costs of appraisals, non-refundable option payments on property not acquired, accounting fees and expenses, title insurance, and miscellaneous expenses related to selection and acquisition of properties, whether or not acquired.

2.1.3 “Acquisition Fees” shall mean the total of all fees and commissions paid by any party in connection with the purchase or development of property by the Partnership, except a certain development fee paid to a person not affiliated with a Sponsor in connection with the actual development of a project after acquisition of the land by the Partnership. Included in the computation of such fees shall be any real estate commission, selection fee, nonrecurring management fee, or any fee of a similar nature, however designated, but not any origination or transfer fee paid to a non-affiliated lender or any other type of loan fee (“points”).

2.1.4 “Adjusted Invested Capital” of a Holder shall be the Original Invested Capital paid for his Units reduced by the total of cash distributed to him and prior Holders of his Units from Cash From Sales, Financing, Refinancing or Liquidation, Cash From Initial Working Capital Reserves and distributions from uninvested Net Proceeds pursuant to Paragraph 11.13.

2.1.5 “Administrator” shall refer to the official or agency administering the securities law of a state.

2.1.6 “Affiliate” shall refer to: (i) any person directly or indirectly controlling, controlled by or under common control with another person, (ii) any person owning or controlling 10 percent or more of the outstanding voting securities of such other person, (iii) any officer, director or partner of such person, and (iv) if such person is an officer, director or partner, any company for which such person acts in any such capacity.

2.1.7 “Agents” shall refer to such other persons or firms as the General Partners shall select and contract with in the event that the Acquisition Agent or Property Management Agent is unable to serve with respect to any one or more Properties of the Partnership for performance of the services that it is to perform.

2.1.8 “Agreement” or “Partnership Agreement” means this Restated Certificate and Agreement of Limited Partnership dated July 27,1984 as amended, modified, supplemented or restated from time to time.

2.1.9 “Assignee” shall mean a person who has acquired a beneficial interest in one or more Units from a third party but who is neither a substituted Limited Partner nor an Assignee of Record.

2.1.10 “Assignee of Record” shall mean an Assignee who has acquired a beneficial interest in one or more Units whose ownership of such Units has been recorded on the books of the Partnership and which ownership is the subject of a written instrument of assignment, the effective date for which assignment has passed.

2.1.11 “Cash Flow From Operations” means the net cash provided by the Partnership’s normal operations (without deduction for depreciation) after the general expenses and current liabilities of the Partnership (other than the Partnership Management Fee) are paid and reserves are funded or decreased in an amount deemed appropriate by the General Partners. Cash Flow From Operations shall also include, but not be limited to: (1) Working Capital Reserves (established pursuant to Paragraph 3.2 herein) in excess of Initial Working Capital Reserves and funded from Cash Flow From Operations, which are determined by the General Partners to be in excess of the amount deemed sufficient in connection with the operation of the Partnership properties; and (2) funds allocated, if any, for capital additions and improvements from Cash Flow From Operations. Cash Flow From Operations does not include any Cash From Sales, Financing, Refinancing or Liquidation or Cash From Initial Working Capital Reserves.

2.1.12 “Cash From Initial Working Capital Reserves” shall mean the cash to be distributed from Initial Working Capital Reserves (as defined in Paragraph 3.2 herein); provided, however, that any amount distributed from Working Capital Reserves in excess of Initial Working Capital Reserves and funded from Cash Flow From Operations shall not be distributed as Cash From Initial Working Capital Reserves but rather shall be distributed as a part of Cash Flow From Operations. A distribution of Cash From Initial Working Capital Reserves will result in a decrease in the amount of Original Invested Capital contributed by an Investor.

2.1.13 “Cash From Sales, Financing, Refinancing or Liquidation” shall mean the net cash realized by the Partnership from any Partnership transaction not in the ordinary course of business, including but without limitation, liquidations (pursuant to Paragraph 20 of this Partnership Agreement), sales, exchanges or other dispositions of real or personal property, any borrowings or mortgage financings or refinancings, condemnations, or recoveries of damage awards and insurance proceeds (other than proceeds applied to restoration, business or rental interruption insurance proceeds) after retirement of applicable mortgage debt and all expenses related to the transaction including any Subordinated Real Estate Commissions payable to the General Partners, and also after any reserves for contingent liabilities to the extent deemed reasonable by the General Partners provided that at the expiration of such period as the General Partners deem advisable, the balance of such reserves remaining after payment of such contingencies shall be distributed in the manner provided in this Partnership Agreement for Cash From Sales, Financing, Refinancing and Liquidations. Cash From Sales, Financing, Refinancing or Liquidation shall not include Cash From Initial Financing. The disposition of a Partnership Property by transfer back to the seller or an Affiliate thereof, whether in the form of a rescission, exchange or resale OY pursuant to an option or other similar arrangement entered into at or prior to the time of taking title to the Property shall not, if the proceeds from such transfer back are reinvested in other Property, result in Cash From Sales, Financing, Refinancing or Liquidation. In the event the Partnership takes back a mortgage note in connection with the sale of a Property, all payments subsequently received in cash by the Partnership with respect to such note shall be included in Cash From Sales, Financing, Refinancing or Liquidations, irrespective of the extent to which any portion of such cash payments shall be treated by the Partnership as principal or interest for tax or accounting purposes.

2.1.14 “Close of the Offering Date” shall mean such date designated by the General Partners, but not later than one year from the effective date of the Prospectus.

2.1.15 “Code” shall mean the Internal Revenue Code of 1954, as amended, or corresponding provisions of subsequent revenue laws.

2.1.16 “Consumer Price Index” (hereinafter “C.P.I.”) shall mean that number published by the U.S. Department of Labor, Bureau of Labor Statistics, which reflects “The Consumer Price Index for the entire United States; All Urban Consumers; All Items; Index 1967 = 100”, as amended, or such other index as may succeed the C.P.I. as the same or similar indicator.

2.1.17 “Cost of Partnership Property” with respect to each Partnership Property means the total consideration paid and capitalized for Federal income tax purposes-by the Partnership in connection with the purchase of such Property, whether paid to the seller, the General Partners or any other person, either in cash or by way of promissory notes, including payments for Acquisition Fees paid by the Partnership, if any. Reference to “Cost Of All Partnership Properties” shall be the total of such consideration paid by the Partnership for all Partnership Properties.

2.1.18 “Development Fee” shall mean a fee paid to third parties for the packaging of the Partnership’s Property, including negotiating and approving plans, and undertaking to assist in obtaining zoning and necessary variances and necessary financing for the specific Property, either initially or at a later date.

2.1.19 “Distributions” shall refer to any cash -or other property, valued at its fair market value at date of distribution, distributed to Holders and the General Partners arising from their Interests in the Partnership, but shall not include any payments to the General Partners under the provisions of Paragraph 9, (“Compensation and Fees to the General Partners and Affiliates”), or Paragraph 10, (“Partnership Expenses”), of this Partnership Agreement.

2.1.20 “Financing” shall be defined as the indebtedness encumbering Partnership Properties, the principal amount of which is scheduled to be paid over a period of not less than 48 months, and not more than 50% of the principal amount of which is scheduled to be paid during the first 24 months. Nothing in this definition shall be construed as prohibiting a bonafide prepayment provision in the financing agreement.

2.1.21 “Front-End Fees” shall mean those fees and expenses paid by any party for any services rendered during the Partnership’s organizational or acquisition phase, including organization and offering expenses, which are those expenses incurred in connection with and in preparing the Partnership for registration and subsequently offering and distributing the Units to the public, including sales commissions paid to broker-dealers in connection with the distribution of Units and all advertising expenses, Acquisition Fees, Acquisition Expenses, and any other similar fees, however designated by the Sponsors.

2.1.22 “General Partners” or “General Partner” shall refer to James R. Hoyt, an individual, and Secured Investment Resources, Inc., a Kansas corporation, or to any other person or corporation who succeeds any of them in such capacity.

2.1.23 “General Partners’ Interest in Cash From Sales, Financing, Refinancing or Liquidation” shall mean the General Partners’ share of Cash From Sales, Financing, Refinancing, or Liquidation payable to them under the provisions of Paragraph 9.6.2.

2.1.24 “Gross Proceeds” shall mean the aggregate total of the Original Invested Capital of all additional Limited Partners.

2.1.25 “Gross Revenues” shall mean all revenues from the operation of Partnership Properties and all revenues from investments made pursuant to Paragraph 15.1.17. The term “Gross Revenues” shall not include revenues from sale, financing, refinancing, liquidation or other disposition of Partnership Properties.

2.1.26 “Holders” shall refer to owners of Units who are either Limited Partners or Assignees of Record, and reference to a “Holder” shall be to any one of them.

2.1.27 “Initial Working Capital” shall mean those cash reserves established pursuant to Paragraph 3.2 herein in the aggregate equal to 5% or less of the Gross Proceeds applicable to the acquisition of Partnership Properties and not funded from Cash Flow From Operations.

2.1.28 “Investment in Properties” shall mean the amount of Gross Proceeds actually paid or allocated to the purchase, development, construction or improvement of Properties acquired by the Partnership, including the purchase of Properties, Working Capital Reserves established in accordance with the provisions of Paragraph 3.2-hereof allocable to such properties (except that Working Capital Reserves so established in excess of 5% and Working Capital Reserves determined to be in excess of the amount deemed to be sufficient in connection with the operation of the Partnership Properties shall not be included), and other cash payments such as interest and taxes, but excluding Front-end Fees.

2.1.29 “Limited Partners” shall refer to the original Limited Partner and to any other persons who are admitted to the Partnership as additional or substituted Limited Partners. Reference to a “Limited Partner” shall refer to any one of them.

2.1.30 “Majority Vote” shall mean the vote of Limited Partners who own more than 50 percent of the Total Outstanding Units at a given time.

2.1.31 “Minimum Subscription Closing Date” shall mean that date which is the first full business day following the Minimum Subscription Date or such date thereafter as the General Partners, in their discretion, may designate.

2.1.32 “Minimum Subscription Date” shall mean that date on which the Partnership has received and accepted subscriptions for 2,500 Units (exclusive of subscriptions from New York residents).

2.1.33 “Net Cash Flow From Operations” shall mean Cash Flow From Operations less the Partnership Management Fee.

2.1.34 “Net Income” or “Net Loss” shall mean the net income or net loss of the Partnership, as determined in accordance with the accounting methods followed for Federal income tax purposes. -

2.1.35 “Net Proceeds” shall mean the total Gross Proceeds less expenses incurred and to be paid by the Partnership in organizing the Partnership and in offering the Units to the public.

2.1.36 “Original Invested Capital” shall mean the amount in cash contributed by the original and each additional Limited Partner to the capital of the Partnership for his Units, which amount shall be attributed to such Units in the hands of a subsequent Holder provided, however that the Original Limited Partner’s Interest shall be redeemed by the Partnership at the Minimum Subscription Closing Date.

2.1.37 “Original Limited Partner” shall refer to James R. Hoyt whose Interest in the Partnership shall be redeemed at the Minimum Subscription Closing Date.

2.1.38 “Partners” shall refer collectively to the General Partners and to the Limited Partners, when no distinction is required by the context in which the term is used herein, and reference to a “Partner” shall be to any one of the Partners.

2.1.39 “Partnership” shall refer to the limited partnership created under this Partnership Agreement.

2.1.40 “Partnership Interest” or “Interest” means the interest in the capital of the Partnership.

2.1.41 “Partnership Management Fee” shall refer to the fee or fees paid to the Sponsor or other Persons for management and administration of the Partnership’s normal operations pursuant to Paragraph 9.5 herein.

2.1.42 “Partnership Properties” or “Properties” shall refer to all properties or any interest therein acquired directly or indirectly by the Partnership. Reference to “Partnership Property” or “Property” shall be to any one of them.

2.1.43 “Percentage Increase In C.P.I.” shall mean that percentage which reflects the annual increase in C.P.I. (as that term is defined in paragraph 2.1.17). For the purpose of determining the Percentage Increase In C.P.I., the base C.P.I. shall be the C.P.I. published for the month in which the Prospectus becomes effective. The Percentage Increase in C.P.I. shall be determined annually on the anniversary of the date of the Prospectus and shall be that percentage which reflects the numerical increase in the C.P.1 on the present anniversary date from the immediately preceding anniversary date, divided by the C.P.1 on the immediately preceding anniversary date.

2.1.44 “Percentage Interest7’ shall mean the total of a Partner’s limited Partnership Units in relation to the Total Outstanding Units at any given time.

2.1.45 “Person7’ shall mean any natural person, partnership, corporation, association, trust, estate or other legal entity.

2.1.46 “Property Management Agent” shall refer to En-Com Properties, Ltd., a Missouri corporation and an Affiliate of the General Partners, or to any other person or corporation who succeeds it in such capacity.

2.1.47 “Property Management Fee7’ shall refer to the fee payable to the Property Management Agent under the provisions of Paragraph 9.4.1 of this Partnership Agreement.

2.1.48 “Prospectus” shall have the meaning given to that term by Section 2(10) of the Securities Act of 1933, including a preliminary Prospectus; provided, however, that such term as used herein shall also include an offering circular as described in Rule 256 of the General Rules and Regulations under the Securities Act of 1933 or, in the case of an intrastate offering, any document by whatever name known, utilized for the purpose of . offering and selling securities to the public.

2.1.49 “Sponsor” shall mean any Person directly or indirectly instrumental in organizing, wholly or in part, the Partnership or any Person who will manage or participate in the management of the Partnership including the General Partners and their Affiliates, but .excluding (i) any Person whose only relationship with the-Partnership or the General Partners is that of an independent property manager whose only compensation from the Partnership is as such, and (ii) wholly independent third parties such as attorneys, accountants and underwriters whose only compensation from the Partnership is for professional services rendered in connection with the offering of Units, the acquisition, sale, financing or refinancing of Properties, or the operations of the Partnership.

2.1.50 “Total Loans and Cash Attributable To A Property” shall mean with respect to each Partnership Property the total consideration paid by the Partnership in connection with the purchase of such Property, whether paid to the seller, the General Partners or any other Person either in cash or by way of promissory note including additional cash considerations in the form of payments for Acquisition Fees, initial cash reserves, Acquisition Expenses and financing expenses and charges, but excluding any points and prepaid interest, if any. Reference to “Total Loans and Cash Attributable To All Properties” shall be the total of such consideration paid or allocated by the Partnership for all Partnership Properties.

2.1.51 “Total Outstanding Units7’ shall mean the number of all Units issued at any given point in time.

2.1.52 “Working Capital Reserves” shall refer to the aggregate of all cash reserves established for Partnership Properties pursuant to Paragraph 3.2 of this Partnership Agreement. 2.1.53 A “Unit” shall represent a capital contribution of $500 to the Partnership in exchange for a limited Partnership Interest.

3. Business and Purpose

3.1 Purpose. The primary purpose (character of business) of the Partnership is to invest in, hold and manage income-producing real estate which is improved or which will be improved within a reasonable period after acquisition, with emphasis planned to be upon the acquisition of existing apartment complexes and commercial properties including, but not limited to, shopping centers, office buildings, industrial buildings, hotels, motels, warehouses and mobile home parks. The Partnership may enter into ventures, partnerships, and other business arrangements with respect to real estate deemed prudent by the General Partners in order to achieve successful operations for the Partnership; subject, however, to the provisions of Paragraph 15.3.8 of this Partnership Agreement.

3.2 Working Capital Reserves. For the Partnership Properties, the Partnership shall establish a cash reserve designated as Working Capital Reserves for normal repairs, replacements, contingencies and related items. Working Capital Reserves shall initially be an amount equal to in the aggregate at least five percent (5%) of the Gross Proceeds applicable to the acquisition of Partnership Properties and this five percent (5%) shall be designated as “Initial Working Capital Reserves.” However, the General Partners may subsequently increase these reserves (by funding from Cash Flow From Operations) or decrease these reserves if in their opinion additional reserves are necessary or the reserves are deemed to be in excess of the amount deemed sufficient in connection with the operation of the Partnership Properties.

If in any fiscal quarter the General Partners should determine that Initial Working Capital Reserves are in excess of the amount deemed sufficient in connection with the operation of the Partnership Properties, such reserves may be reduced and the amount of such reduction for a particular quarter may be distributed as a portion of Cash From Initial Working Capital Reserves thus reducing the amount of Original Invested Capital contributed by the Limited Partners. If in any fiscal quarter the General Partners should determine that reserves established by them in excess of Initial Working Capital Reserves and funded from Cash Flow From Operations are in excess of that amount deemed sufficient in connection with the operation of Partnership Properties, such reserves may be reduced and the amount of such reduction distributed as a portion of Cash Flow From Operations: provided, however, that a reduction below the Initial Working Capital Reserves level shall be distributed as a part of Cash From Initial Working Capital Reserves (as set out above) and not as a portion of Cash Flow From Operations.

Upon the sale, financing, refinancing or liquidation of any Partnership Property, any Working Capital Reserves applicable to that property need not be maintained thereafter, but may be distributed in the same manner as set out above in this Paragraph 3.2 (i.e., Working Capital Reserves in excess of Initial Working Capital Reserves and funded from Cash Flow From Operations shall be distributed as Cash Flow From Operations and Initial Working Capital Reserves shall be distributed as Cash From Initial Working Capital Reserves).

In all events, however, the General Partners may apply any funds to be distributed from Working Capital Reserves toward reserves for other Partnership Properties rather than distributing such funds according to this Paragraph 3.2.

3.3 Initial Financing. Subject to the provisions of Paragraph 11 of this Partnership Agreement, during that portion of the term of the Partnership after the Close of the Offering Date, the Partnership may obtain initial financing on any Partnership Property purchased for all or substantially all cash (over 75% of the purchase price consists of cash), and all proceeds therefrom may be reinvested by the Partnership. Proceeds from such financing occurring after said 24 month period will not be reinvested and.wil1 be available for and used in Distributions.

4. Term of the Partnership

4.1 Term. The Partnership shall commence as of the date of this Agreement and shall continue for a period ending the earlier of:

4.1.1 That date which is 180 days after the date of the Prospectus provided that on said date the Partnership has not received a minimum of $1,250,000 of Gross Proceeds from Limited Partners;

4.1.2 Sixty (60) years from the date of this Partnership Agreement;

4.1.3 The date on which all of the assets (Properties, notes, receivables, etc.) acquired by the Partnership are sold and converted to cash;

4.1.4 Subject to the provisions of Articles 16 and 20, the date on which the Partnership is voluntarily dissolved by agreement of the Limited Partners or by operation of law;

4.1.5 The date on which the Partnership is dissolved by judicial decree; or

4.1.6 Subject to the provisions of Article 20, the date on which the last remaining General Partner retires, dies, becomes legally incapacitated, dissolves, withdraws, is removed, or is adjudicated bankrupt, unless within ninety (90) days after such event the Limited Partners holding a majority of the Units agree to continue the Partnership business and, by written consent or vote, effective as of the date of such event, elect one or more new General Partners to continue the Partnership business.

5. General Partners

5.1 Contribution. The General Partners have contributed an aggregate of $1,000 in cash to the Partnership and they shall on or before the Close of the Offering Date contribute additional cash in the sum of $95,000, as Limited Partners, both amounts allocated among the General Partners pursuant to paragraph 5.2 below, and shall receive 190 Units for such additional cash contribution (which 190 Units acquired by the General Partners and the 5 Units acquired by James R. Hoyt, a General Partner, as Original Limited Partner pursuant to Paragraph 6.1 shall not be sold, hypothecated or. otherwise transferred in any manner; provided, however, that the Original Limited Partner’s 5 units shall be redeemed by the Partnership at the Minimum Subscription Closing Date), and at all times during the existence of the Partnership, have a present and continuing interest in Net Income, Net Loss and Distributions according to the provisions of Article 11, of this Partnership Agreement.

5.2 Allocation Among General Partners. As between the General Partners, their interest in Net Income, Net Loss and Distributions shall be allocated to the General Partners, so long as they act as such, in a proportion to be determined by them.

5.3 Restoration of Deficit in General Partners’ Capital Accounts. In the event that, immediately prior to the dissolution of the Partnership referred to in Paragraph 20.1, the General Partners shall have a deficiency, if any, in their capital accounts, the General Partners shall contribute in cash to the capital of the Partnership an amount equal to whichever is the lesser of (a) the deficiency in the General Partners’ capital accounts or (b) 1.01% of the Original Invested Capital which has not been returned pursuant to Paragraph 11 below. Any further deficit payment shall be borne by the General Partners in a proportion as determined by them.

5.4 Admission of Additional General Partners. After the filing of the Partnership’s initial certificate of limited partnership, additional General Partners may be admitted only with a Majority Vote.

6. Original and Additional Limited Partners

6.1 Original Limited Partners. The Original Limited Partner (James R. 30yt) has contributed the sum of $2,500 to the capita1 of the Partnership and has received 5 Units for such contribution. The Original Limited Partner’s interest will be redeemed by the Partnership on or before the Minimum Subscription Closing Date.

6.2 Additional Limited Partners. The Partnership intends to sell and issue not less than 2,500 nor more than 100,000 Units in addition to those Units issued in accordance with Paragraphs 5.1 and 6.1, and to admit as additional Limited Partners the persons who contribute cash to the capital of the Partnership for such Units.

6.3 Requirements to Becoming Limited Partner. Each person who acquires any such additional Units shall become a Limited Partner in the Partnership at such time as: (i) he has purchased 5 or more Units (except that the required purchase shall only be four Units for an Individual Retirement Account established under Section 408 of the Code), (ii) he has contributed the sum of $500 in cash for each Unit purchased, (iii) he has executed and filed with the Partnership a written instrument which sets forth an intention to become a Limited Partner, represents that he satisfies the net worth and/or income suitability standards set forth in the Prospectus, and requests admission to the Partnership in that capacity, together with such other instruments as the General Partners may deem necessary or desirable to effect such admission, including the written acceptance and adoption by such person of the provisions of this Partnership Agreement, and the execution, acknowledgement and delivery to the General Partners of a special power of attorney, the form, style and content of which are more fully described herein, and (iv) the Partnership Agreement shall have been amended to reflect the fact of the additional Limited Partner. The investors shall be admitted as additional Limited Partners not later than 15 days after the release from escrow of the capital contributions received up to that time, and thereafter investors shall be admitted into the Partnership not later than the last day of the calendar month following the date their subscription was accepted by the Partnership. Subscriptions shall be accepted or rejected within 30 days of their receipt; if rejected, all funds should be returned to the investors within 10 business days.

6.4 Amendment of Partnership Agreement. Within 15 days of the release from escrow of ail capital contributions, and thereafter within 30 days following the date of acceptance of the additional Limited Partners’ subscriptions, the General Partners shall in timely fashion amend this Partnership Agreement and any separate certificate of limited partnership filed for record to reflect the admission of a person as an additional Limited Partner.

6.5 Issuance ofAdditiona1 Units. The Partnership shall not issue any additional Units after the Close of the Offering Date. Subscriptions shall be accepted or rejected by the Partnership within 30 days of their receipt; if rejected, all subscription monies shall be returned to the subscriber within ten (10) business days with any interest earned thereon on a per diem basis from the date of subscription.

6.6 Escrow Account. All Original Invested Capital of Holders received by the Partnership until the Minimum Subscription Closing Date shall be held in trust, and shall be deposited in an escrow account in any of the branches of Mission Bank of Mission, Kansas as escrow holder for the Original Invested Capital (except for Original Invested Capital received from New York residents which shall be separately escrowed) and shall be temporarily invested in short term interest bearing bank accounts where there is appropriate safety of principal. The Partnership will commence admitting purchasers of Units (except New York purchasers) into the Partnership as additional Limited Partners on the Minimum Subscription Closing Date. And thereafter, additional Limited Partners shall be admitted into the Partnership not later than the last day of the calendar month following the date their subscription was accepted by the Partnership. At the time the purchaser is admitted as a Limited Partner, the escrow holder shall transfer such person’s Original Invested Capital to the Partnership. If the Minimum Subscription Date has not been reached within 180 days from the date of the Prospectus, all Original Invested Capital will be refunded within ten (10) business days to the purchasers with any interest earned on such Original Invested Capital on a per diem basis from the date of subscription.

7. Status of Limited Partners

7.1 Liability of Limited Partners

7.1.1 Liability For Partnership Obligations. A Limited Partner is not liable for the obligations of the Partnership unless the Limited Partner is also a General Partner, or in addition to the exercise of the rights and powers of a Limited Partner, the Limited Partner participates in the control of the business. However, if the Limited Partner does participate in the control of the business, the Limited Partner is liable only to Persons who transact business with the Partnership reasonably believing, based upon the Limited Partner’s conduct, that the Limited Partner is a General Partner.

7.1.2 Personal Liability. If the certificate of limited partnership or certificate of amendment or cancellation of such certificate of limited partnership contains a materially false statement, one who suffers loss by reliance on such statement may recover damages for the loss from any Person, including a Limited Partner, who executes the certificate or causes another to execute it on the Person’s behalf, and who knew the statement to be false in any material respect at the time the certificate was executed. However, no person, including a Limited Partner, shall have any liability for failing to cause the amendment or cancellation of a certificate to be filed or failing to file petition for its-amendment or cancellation if the certificate of amendment or cancellation or petition is filed within thirty (30) days of when that Person knew or should have known that the statement in the certificate was inaccurate in any material respect.

7.1.3. Liability As A General Partner.

7.1.3.a Except as provided in subsection 7.1.3.b, a Person who makes a contribution to a Partnership and who erroneously but in good faith believes that that Person has become a Limited Partner in the Partnership is not a General Partner in the Partnership and is not bound by its obligations by reason of making the contribution, receiving distributions from the Partnership or exercising any rights of a Limited Partner if, on ascertaining the mistake:

(1)	In the case of a Person who wishes to be a Limited Partner, the Person causes an appropriate certificate to be executed and filed; or

(2)	Withdraws from future equity participation in the enterprise by executing and filing in the office of the secretary of state a certificate declaring withdrawal under this section.

7.1.3.b A person who makes a contribution under the circumstances described in subsection 7.1.3.a is liable as a General Partner to any third party who transacts business with the Partnership prior to the occurrence of either of the events referred to in subsection ‘7.1.3.a:

(1)	If the person knew or should have known either that no certificate has been filed or that the certificate inaccurately refers to the Person as a General Partner; and

(2)	If the third party actually believed in good faith that the Person was a General Partner at the time of the transaction and acted in reliance on such belief.

8. Status of Units. Each Unit shall be fully paid and nonassessable.

9. Compensation and Fees to the General Partners and Affiliates

9.1 Compensation. The General Partners and their Affiliates shall receive compensation only as specified by this Partnership Agreement.

9.2 Compensation on Acquisition

9.2.1 Acquisition Fees. Subject to the provisions of Paragraph 9.3, the Acquisition Agent and all other Persons shall receive an aggregate amount of Acquisition Fees not to exceed the lesser of: (i) 11.5% of the Gross Proceeds, or (ii) 6%: of the Total Loans and Cash Attributable To All Partnership Properties.

9.2.1.a. The amount of the Acquisition Fee with respect to each separate Partnership Property shall not exceed the lesser of: (i) 11.5% of the Gross Proceeds, applied separately to the purchase of each Property and computed on that portion of the Gross Proceeds included in the Total Loans and Cash Attributable To A Property, reduced for a pro-rata amount of all sales commissions and organizational expenses paid by the Partnership and Working Capital Reserves established with respect to each Property in accordance with the provisions of Paragraph 3.2, or (ii) 6% of the Total Loans And Cash Attributable To A Property.

9.2.1.b. The Acquisition Fee shall be paid by the Partnership or by the seller of the Property acquired and shall be payable at the close of escrow or, if there is no escrow, at the time legal title to such Property is transferred to the Partnership, or later if the General Partners determine that it is in the best interest of the Partnership.

9.2.l.c. No Acquisition Fee shall be paid by the Partnership to any Affiliate of the Partnership, nor shall any Affiliate of the Partnership receive a fee, commission, or other benefit from any Person upon any reinvestment of Cash From Sales, Financing, Refinancing or Liquidation of Property by the Partnership other than any Acquisition Fees in connection with the investment of Cash From Initial Financing.

9.2.1.d. Except as set forth in Paragraph 9 of this Partnership Agreement, no other real estate commission, property purchase fee, or finder’s fee shall be paid or payable by the Partnership to the General Partners or to any other Person in connection with the acquisition of specific real properties.

9.3 Investment In Properties. The Partnership shall commit a portion, as set out below, of the Gross Proceeds toward Investment in Properties. At a minimum, the Partnership shall commit an amount of the Gross Proceeds to Investment in Properties which is equal to the greater of: (i) 80% of the Gross Proceeds reduced by .1625% for each 1%of indebtedness encumbering Partnership Properties, (ii) 67% of the Gross Proceeds, or (iii) $1,000,000. The remaining Gross Proceeds may be used by the Partnership to pay Front-end Fees; provided, however, that when any Front-end Fees, including any Acquisition Fees, are paid by the seller of Properties acquired, such fees shall not be included in satisfying the required minimum Investment in Properties..

9.4 Operating Stage (Operating Compensation)

9.4.1 Property Management Fee. The Property Management Agent shall be entitled to a Property Management Fee for services in providing continuing professional property management of the Partnership Properties. Such fee shall be paid monthly and shall be equal to the lesser of the maximum fees set forth in (i) through (iii) below: (i) in the case of a residential property, the lesser of 5% of the Gross Revenues from such Property or the normal and competitive fee for similar services in the same geographic area (including all rent-up, leasing and re-leasing fees and bonuses, and leasing related services, paid to any person): (ii) in the case of an industrial and commercial Property, except as set forth in subparagraph (iii) below, the lesser of 5% of the Gross Revenues from such Property (where the General Partners or their Affiliates provide leasing, re-leasing and leasing related services) or the normal and competitive fees for similar services in the same geographic area; provided, however, that the Property Management Fee payable according to this subparagraph (ii) shall not exceed 3% of the Gross Revenues from such Property where the General Partners or their Affiliates do not perform the leasing, re-leasing and leasing related services with respect to the Property; and (iii) in the case of an industrial and commercial property which is leased on a long-term (ten or more years), net or similar basis, the lesser of 1% of the Gross Revenues or the normal and competitive fee for similar services in the same geographic area; provided, however, that the Property Management Agent may also receive a one-time initial leasing fee of 3% of the Gross Revenues on each lease payable over the first five full years of the original term of such lease.

9.4.1.a In the event the Property Management Agent retains third parties to perform a portion or all of the services set forth below, the Property Management Agent will be solely responsible for any fees charged by such persons which will be paid by the Property Management Agent without cost to the Partnership.

9.4.1.b The Property Management Fee shall be paid on a monthly basis as compensation for the services of the Property Management Agent in overall management of the Partnership Properties, including, but not limited to: (i) review of the maintenance, repair, remodeling, and refurbishing of all Partnership Properties, (ii) review of rental schedules and recommendations with respect to changes thereto, (iii) employment and supervision of on-site property managers together with the establishment of procedures and preparation of operational manuals regarding the management of Partnership Properties, (iv) review of rental surveys, (v) review of historical and projected performance and variation analyses, (vi) review of leases management agreements and maintenance agreements, (vii) review of reserves and working capital and recommendations with respect to changes thereto, (viii) review of regional economic surveys, (ix) review of budgets and cash flow projections for each project and the Partnership as a whole over the term of the Partnership, (x) review of working capital levels, (xi) periodic physical inspections and market surveys, (xii) determination and implementation of capital improvements, (xiii) continuing review to recommend to the General Partners when Properties should be sold and acceptable terms of sale, (xiv) initiation of any necessary litigation, and (xv) providing reports at certain intervals and in such form as the General Partners may require with respect to the operation of Partnership Properties. Property management services to be rendered by the Property Management Agent, or by third parties retained by the Property Management Agent, do not include the salaries of on-site property managers or maintenance and security personnel, contract services and materials: professional fees paid to accountants or attorneys, supplies, repair, furniture and equipment costs and such other costs as are directly attributable to the Partnership’s Property operations.

9.5 Partnership Management Fees. The General Partners shall receive fees designated as Partnership Management Fees for managing the Partnerships normal operations, in an amount equal to five percent (5%) of Cash Flow From Operations.

9.6 Liquidating Stage (Final Compensation)

9.6.1 Subordinated Real Estate Commission. The Acquisition Agent or such other Affiliate as the General Partners may designate shall be paid by the Partnership for real estate brokerage services in connection with the sale of Partnership Properties in which the Acquisition Agent or such Affiliate provided a substantial amount of the services in the sales effort, one-half of the real estate brokerage commission which is reasonable, customary and competitive in light of the size, type and location of the Property, but in no event shall such subordinated real estate commission exceed three percent (3%) of the contract price of a

Property. Said real estate brokerage fee shall be payable upon the completion or” the sale of each Property; provided, however, the payment thereof to the Acquisition Agent or to any Affiliate of the General Partners shall be made only after the Partnership has distributed cash in accordance with Paragraph 11.7.2. There is no subordination far any real estate commission paid only to non-Affiliates. If the Acquisition Agent or any of the General Partners participates with a non-Affiliated broker, the limitations contained in this Paragraph 9.6.1 shall apply to commissions paid by the Partnership to the Acquisition Agent or to any such Affiliate involved in the transaction. However, the aggregate real estate commission paid to all parties involved in the sale of a Partnership Property shall be limited to the commission which is reasonable, customary and competitive in light of the size, type and location of the Property, and in no event shall such commission exceed 6% of the contract price of the Property.

9.6.2 General Partners’ Interest in Cash From Sales, Financing, Refinancing or Liquidation. The General Partners shall be entitled to receive an amount equal to fifteen percent (15%) of the remaining Cash From Sales, Financing, Refinancing or Liquidation after the Partnership has distributed (a) to Holders in an amount in cash which is equal to Payout as defined in Paragraph 11.4 herein less all prior cash distributions and (b) to the General Partners in (i) an amount equal to their Original Invested Capital plus any additional contributions less the amount of all prior cash distributions and (ii) an amount equal to the subordinated real estate commission payable in accordance with Paragraph 9.6.1. The amount distributed to the General Partners as the General Partners’ Interest in Cash From Sales, Financing, Refinancing or Liquidation shall be distributed to the General Partners as determined between them.

9.7 Interest on Loans on Expulsion of General Partner. Should a General Partner be expelled from the Partnership, such Partner shall be entitled to interest on any loans made subject to the provisions of the Partnership Agreement. However, the General Partner may not receive interest in excess of the amounts which would be charged by unrelated lending institutions on comparable loans for the same purpose’ in the same locality.

9.8 Payment of Fees on Expulsion or Termination. Should a Genera1 Partner be expelled from the Partnership according to provisions of Paragraph 17 of this Partnership Agreement, or any agreement with the Acquisition Agent or Property Management Agent terminated according to the provisions of Paragraph 15.1.5 of this Partnership Agreement, any portion of the Acquisition Fee, Property Management Fee, Partnership Management Fee, subordinated real estate commission, General Partners’ Interest in Cash From Sales, Financing, Refinancing or Liquidation or any other fee or commission payable according to the provisions of this Paragraph 9 which is then accrued and due, but not yet paid, shall be paid by the Partnership to the General Partners, the Acquisition Agent or Property Management Agent or any other Person entitled to receive a commission or fee according to this Paragraph 9, in cash, within 90 days of the date of expulsion as stated in the written notice of expulsion. The payments to the General Partners shall be made according to Paragraph 17.4 herein.

10. Partnership Expenses

10.1 Reimbursement, other than for organization and offering expenses (which shall mean those expenses incurred in connection with and in preparing the Partnership for qualification under the Federal and state securities laws and subsequently offering and distributing the Units to the public) to the General Partners or their Affiliates shall not be made except for reimbursement of the actual cost to the General Partners or their Affiliates of goods and materials used for or by the Partnership and obtained from entities unaffiliated with the General Partners or their Affiliates. Pursuant to an Administrative Services Agreement, the General Partners or their

Affiliates may also be reimbursed for the administrative services necessary to the prudent operation of the Partnership provided that the reimbursement shall be at the lower of the General Partners’ or their Affiliates’, as the case may be, actual cost or 90% of the competitive price which would be charged by non-Affiliated persons rendering similar services in the same or comparable geographic location. No reimbursement shall be permitted for services for which a General Partner is entitled to compensation by way of a separate fee.

10.2 Items Paid by General Partners. The General Partners will pay: (i) salaries and other compensation (including fringe benefits, travel expenses and other administrative items of (a) executive officers and directors of the General Partners or their Affiliates, (b) those persons holding 5% or more equity interest in the General Partners or their Affiliates, and (c) any persons having the power to direct or cause the direction of the General Partners or their Affiliates, whether through the ownership of voting securities, by contract, or otherwise, (ii) expenses incurred by the General Partners or their Affiliates in connection with the administration of the Partnership to the extent such expenses exceed the limitations contained in paragraph 10.1, (iii) expenses incidental to the organization of the Partnership and marketing of Units (exclusive of sales commissions payable in connection with the sale of Units to those Persons who are admitted to the Partnership as additional Limited Partners therein), which expenses are in excess of three and one-half percent (3.5%) of Gross Proceeds, (iv) expenses related to the performance of those services for which the General Partners or their Affiliates are entitled to compensation by way of the Acquisition Fee, Property Management Fee, subordinated real estate commission and General Partners7 Interest in Cash From Sales, Financing, Refinancing or Liquidation, (v) the cost of rent or depreciation, utilities, capital equipment and other administrative items incurred by the General Partners or their Affiliates, and (vi) all other expenses which are unrelated to the business of the Partnership.

10.3 Items Paid by Partnership. Subject to Paragraphs 10.1 and 10.2 preceding, the Partnership shall pay all expenses (which expenses shall be billed directly to the Partnership) of the Partnership which may include, but are not limited to: (i) costs of personnel employed. by the Partnership, (ii) all costs of borrowed money, taxes and assessments on Partnership Properties and other taxes applicable to the Partnership, (iii) legal, audit, accounting, brokerage and other fees, (iv) printing, engraving and other expenses, and taxes incurred in connection with the issuance, distribution, transfer, registration and recording of documents evidencing ownership of an interest in the Partnership, (v) fees and expenses paid to independent contractors, mortgage bankers, brokers and servicers, consultants, on-site managers, real estate brokers, insurance brokers and other agents, (vi) expenses in connection with the disposition, replacement, maintenance, alteration, repair, remodeling, refurbishment, refinancing and operation of Partnership Properties (including the costs and expenses of foreclosures, insurance premiums and real estate brokerage), vii) expenses and fees incurred in connection with the leasing of industrial and commercial property, including leasing commissions, where the General Partners or their Affiliates do not perform the leasing, re-leasing and leasing related services with respect to the property, (viii) the cost of insurance as required in connection with the business of the Partnership, (ix) expenses of organizing, revising, amending, converting, modifying or terminating the Partnership, (x) expenses in connection with Distributions made by the Partnership to, and communications and bookkeeping and clerical work necessary in maintaining relations with Holders, including the cost of printing and mailing to such persons certificates for Units and reports of’ meetings of the Partnership, and of preparation of proxy statements and solicitations of proxies in connection therewith, (xi) expenses in connection with preparing and mailing reports required to be furnished to Unit Holders for investor, tax reporting or other purposes, or which reports the General Partners deem the furnishing thereof to Unit Solders to be in the best interests or” the Partnership, (xii) costs of any accounting, statistical or bookkeeping equipment necessary for the maintenance of the books and records of’ the Partnership, (xiii) the cost of preparation and dissemination of the informational material and documentation relating to potential sale financing, refinancing or other disposition of partnership Property, (xiv) costs incurred in connection with any litigation in which the Partnership is involved, as well as in the examination, investigation or other proceedings conducted by any regulatory agency with jurisdiction of the Partnership, including legal and accounting fees incurred in connection therewith, and (xv) supervision and expense of professionals employed by the Partnership in connection with any of the foregoing, including attorneys, accountants and appraisers.

11. Allocation of Income, Loss, and Distributions

11.1 Method of Accounting. Net Income and Net Loss of the Partnership shall be determined for each fiscal year of the Partnership in accordance with the accounting methods followed for Federal income tax purposes. Whenever a proportionate part of Net Income or Net Loss is credited or charged to a Partner, every item of income, gain, loss, or deduction entering into the computation of such Net Income or Net Loss shall be considered either credited or charged, as the case may be, and every item of credit or tax preference related to such Net Income or Net Loss and applicable to the period during which such Net Income or Net Loss was realized shall be allocated to such Partner in the same proportion. Any increase or decrease in the amount of any item of income, gain, loss or deduction attributable to an adjustment to the basis of Partnership assets made pursuant to a valid election under Sections 734, 743 and 754 of the Code and pursuant to corresponding provisions of applicable state and local income tax laws, shall be charged or credited, as the case may be, and any increase or decrease in the amount of any item of credit or tax preference attributable to any such adjustment shall be allocated to those Partners entitled thereto under such laws.

11.2 Allocation Based on Units Held. Net Income and Net Loss allocated in accordance with this Paragraph 11 shall be apportioned among the Unit Holders in the ratio the number of Units owned by each of them on the last day of each month of each fiscal year of the Partnership in which such Net Income or Net Loss was realized bears to the total number of Units owned by all of them as of that date, without regard to capital accounts or the number of days during such month in which a person was a Holder. For purposes of the preceding sentence, a Unit Holder shall be deemed to; be the owner of his Units on the day which his subscription for Units is accepted by the General Partners; provided, however, that any such Net Income or Net Loss attributable to a Unit assigned during a fiscal year of the Partnership shall be apportioned among the Holders of such Unit during such fiscal year in proportion to the number of months during such fiscal year that each such Holder was recognized as the owner of such Unit during such fiscal year (for the purpose of such apportionment, ownership of Units for each month will be determined as of the last day of such month).

11.3 Capital Accounts. A separate capital account shall be established for each Partner and shall be credited with the cash and adjusted basis of property which the Partner contributes to the Partnership (plus any gain recognized on the contribution) increased by the Partner’s share of Partnership income or gain and reduced by the Partner’s share of Partnership losses and deductions and actual distributions from the Partnership to the Partner.

11.4 Payout. Payout to the Unit Holders shall occur when the Unit Holders receive cash distributions in an amount equal to: (i) their Original Invested Capital, such cash distributions to be payable only from Cash From Sale, Financing, Refinancing and Liquidation of Partnership Properties, Cash From Initial Working Capital Reserves and distributions from uninvested net proceeds; and (ii) the amount which is equal to the greater of the Percentage Increase in C.P.I. or eight percent (8%) per annum cumulative noncompounded on their Adjusted Invested Capital, commencing at the time each Holder is admitted to the Partnership.

11.5 Allocation of’ Partnership Net Income and Net Loss. Net Income and Net Loss, other than Net Income and Net Loss from sales, financing, refinancing or liquidation of Partnership Properties for tax purposes shall be allocated as follows:

	Prior to Payout To Unit Holders Profit/Loss	After Payout To Unit Holder Profit/Loss

General Partners	1%	15%
Unit Holders	99%	85%

Total	100%	100%

Net Income and Net Losses for all purposes of this Agreement shall be determined in accordance with the accounting method followed by the Partnership for federal income tax purposes, except that any adjustments made pursuant to Section 743 of the Code shall not be taken into account.

11.6 Distribution of Net Cash Flow From Operations. No Cash Flow From Operations or Net Cash Flow From Operations shall be reinvested in Properties. The Partnership shall distribute Net Cash Flow From Operations to the Partners within thirty (30) days after the close of each fiscal quarter commencing no later than December 31, 1985. Such Net Cash Flow From Operations. shall be distributed 9910 to the Limited Partners and 1% to the General Partners; provided however, that:

(1)  no distributions shall be made to the General Partners until the Unit Holders have received cash distributions in an amount equal to Payout as defined in Paragraph 11.4 above less all prior cash distributions; and

(2) the General Partners, in the exercise of reasonable business judgment, may determine to retain in the Partnership all or any part of such amount to meet the working capital needs of the Partnership.

11.7 Allocations and Distributions on Sale, Financing, Refinancing or Liquidation of the Partnership Property

11.7.1 Allocation of Net Income and Net Loss for Tax Purposes Attributable to Sales, Financing Refinancing or Liquidation. Net Income recognized by the Partnership upon the sale, financing, refinancing or liquidation of all or any part of Partnership Property shall be allocated in the following manner:

11.7.1.a All Net Income (but not Net Losses) shall be allocated to the Partners until the amount of such Net Income equals said Partner’s negative balance in their respective capital accounts at the time of the sale, financing, refinancing or liquidation. If there is not sufficient Net Income to equal all such negative balances, then the available Net Income shall be allocated first to the negative balances in the capital accounts of the Unit Holders (in their respective Percentage Interests) and the remaining Net Income, if any, shall be allocated to the General Partners, prorata, to restore their deficits;

11.7.1.b If Payout, as defined in Paragraph 11.4 has occurred, then all Net Income (but not Net Losses) in excess of the amount of Net Income set forth in Paragraph 11.7.1.a shall be allocated first to the Partners such that the General Partners and the Unit Holders have capital accounts in the proportion of 15% and 85% respectively, then all Net Income shall be allocated 85% to the Unit Holders and 15% to the General Partners. If such Payout has not occurred, then all Net Income (but not Net Losses) in excess of the amount of Net Income set forth in Paragraph 11.7.1.a shall be allocated 99% to the Unit Holders and 1% to the General Partners;

11.7.l.c A11 Net Losses shall be allocated 99% to the Unit Holders and 1% to the General Partners, unless Payout as defined in Paragraph 11.4 has occurred and the Partners have positive capital accounts, at which time all Net Losses shall be allocated 85% to the Unit Holders and 15% to the General Partners; provided, however, that if the Partners have positive capital accounts but such capital accounts are not in the proportion of 85% to the Limited Partners and 15% to the General Partners, Net Losses shall be allocated first to the Partners so that the General Partners and the Unit Holders have capital accounts in the proportion of 15% and 85% respectively, before Net Losses are allocated 85% to the Unit Holders and 15% to the General Partners as stated above in this Paragraph 11.7.l.c.

11.7.1.d All gains, losses and profits allocated to the General Partners shall be allocated to them in a proportion as determined by them. All gains, losses and profit allocated to the Unit Holders shall be allocated according to each Unit Holder’s Percentage Interest.

11.7.l.e In all events, there shall be allocated to the General Partners for tax purposes, not less than one percent (1%) of Net Income and Net Loss attributable to Cash. From Sales, Financing, Refinancing or Liquidation under this Paragraph 11.

11.7.2 Distribution of Cash From Sale, Financing, Refinancing or Liquidation. Cash From Sale, Financing, Refinancing or Liquidation shall be determined by the General Partners as of the last day of each fiscal quarter, and shall be distributed (.subject to determination by the General Partners that the Partnership’s cash for working capital needs is at last time adequate) within thirty (30) days after the close of each fiscal quarter in which there has been a sale, financing, refinancing or liquidation (pursuant to Paragraph 20) of Partnership Property. Cash From Sales, Financing, Refinancing or Liquidation of Partnership Property or a portion thereof shall be distributed and applied by the Partnership in the. following order of priority:

(a)

To the payment of debts and liabilities of the Partnership (including all expenses of the Partnership incident to any such sale, financing, refinancing or liquidation) excluding, debts and liabilities or” the Partnership to Partners or any-Affiliates, but including all unpaid fees owing to the General Partners under this Agreement;

b)	To the setting up of any reserves which the liquidator deems reasonably necessary for contingent, unmatured or unforeseen liabilities or obligations of the Partnership;

(c)	To the repayment of the balance due on advances or cash loans necessary to the Partnership made by any Partner;

(d)	If Payout (as defined in Paragraph 11.4 of the Partnership Agreement) has not occurred, then to the Unit Holders in an amount such that Payout shall occur;

(e)	To the General Partners in an amount equal to their Original Invested Capital plus any additional capital contributions;

(f)	To the General Partners in an amount equal to the subordinated real estate commission payable in accordance with Paragraph 9.6.1;

(g)	The remainder to be distributed 85qr to the Limited Partners and 15% to the General

Partners as their Interest in Cash From Sales, Financing, Refinancing or Liquidation, pursuant to Paragraph 9.6.2 of this Partnership Agreement, which amount shall be distributed to the General Partners as agreed between themselves.

All distributions made to the General Partners shall be allocated and paid to them in a proportion as determined between the^. All distributions made to the Unit Holders shall be allocated to each Unit Holder according to that Unit Holder’s Percentage Interest.

11.8 Distribution of Cash From Initial Working Capital Reserves. Cash From Initial Working Capital Reserves shall be determined by the General Partners as of the last day of each fiscal quarter, and shall be distributed within thirty (30) days after the close of each fiscal quarter in which there has been a determination that a distribution shall be made from Initial Working Capital Reserves. Cash From Initial Working Capital Reserves shall be distributed to the Unit Holders in the ratio in which the number of Units owned by each of them on the last day of each fiscal quarter of each fiscal year of the Partnership in which there is a distribution of Cash From Initial Working Capital Reserves bears to the total number of Units owned by all of them as of that date, without regard to capital accounts or the number of days during such quarter in which a person was a Holder

.

11.9 Distribution of Cash From Initial Financing Where Such Amounts Are Not Reinvested. Cash From Initial Financing not reinvested pursuant to paragraph 15.1.15, shall be distributed in the same manner as distribution of Cash From Sale, Financing, Refinancing or Liquidation in accordance with Paragraph 11.7.2.

11.10 Distribution Restrictions. The Partnership may be restricted from making distributions under the terms of notes, mortgages or other types of debt obligation which it may issue or assume in conjunction with borrowed funds and distributions may also be restricted or suspended in circumstances when the General Partners determine, in their absolute discretion, that such action is in the best interests of the Partnership.

11.11 Consent by Partners. The methods hereinabove set forth by which distributions and allocations of Net Income and Net Loss are made and apportioned are hereby expressly consented to by each Partner as an express condition to becoming a Partner.

11.12 Distributions Subject to Certain Expenses. All distributions are subject to the payment of Partnership expenses, and to the maintenance of reasonable reserves for alterations, repairs, improvements, maintenance, and replacement of furniture and fixtures, contingencies and any capital improvements.

11.13    Uninvested Proceeds. In the event that any portion of the Net Proceeds is not invested or committed for investment within 24 months from the effective date of the Prospectus (except for any amounts utilized to pay Partnership operating expenses and also except amounts set aside for reserves as set forth in Paragraph 3.2 of this Partnership Agreement,, such portion of the Net Proceeds shall be distributed to the Unit Holders by the Partnership as a return of capital. For the purposes of this Paragraph 11.13, funds will be deemed to have been committed to investment and will not be returned to the unit Holders to the extent written contractual agreements have been executed prior to the 24 month period, regardless of whether any such investment may or may not be consummated pursuant to the written contractual agreements and also pursuant to written contractual agreements or pursuant to the decision of the General Partners that additional reserves are necessary in connection with the Property to the extent any funds have been reserved to make contingent payments in connection with any Property regardless of whether any such payments may or may not be made.

11.14 Minimum Interest of General Partners. In no event shall the General Partners’ interests in each material item of Partnership income, gain, loss, deduction or credit be less than one percent (1%) of each such item at all times during the existence of the Partnership. For this purpose, Units held by the General Partners as Limited Partners shall not be taken into account.

11.15 Partner as a Creditor. At the time a Partner becomes entitled to receive distributions the Partner has the status of, and is entitled to all remedies available to, a creditor of the Partnership with respect to the distributions. However, a Partner may not receive distributions from the Partnership to the extent that, after giving effect to the distributions, all liabilities of the Partnership, other than liabilities to Partners on account of the Partnership interests exceed the fair market value of the Partnership assets.

12.	Assignment of Partnership Units

12.1 Holders’ Right to Assignment. Subject to the provisions of Paragraph 12.3, Holders shall have the right to assign five (5) or more whole units (provided, however, that unless prohibited by any applicable state securities laws, four Units may be acquired or assigned by an Individual Retirement Account established under Section 408 of the Code and further provided that a Holder other than an Individual Retirement Account, must assign all of his Units if he retains less than five Units) by a written instrument of assignment, the terms of which are not in contravention of any of the provisions of this Partnership Agreement, which instrument has been duly executed by the assignor of such Units. A Limited Partner shall notify the General Partners for any assignment of a beneficial interest in any Units which occurs without a transfer of record ownership.

12.2 Assignees of Record. An Assignee of Record shall be entitled to receive distributions of ash or other property from the Partnership in accordance with the provisions of Paragraph 11 attributable to the Units acquired by reason of such assignment from and after the effective date of the assignment of such Units to him; however, anything herein to the contrary notwithstanding, the Partnership and the General Partners shall be entitled to treat the assignor of such Units as the absolute owner thereof in all respects, and shall incur no liability for allocations of Net Income, Net Loss, or Distributions, or transmittal of reports and notices required to be given to Holders hereunder which are made in good faith to such assignor until such time as the written instrument of assignment has been received by the Partnership and recorded on its books and the effective date of the assignment has passed. Provided the Partnership has actual notice of an assignment of Units, the effective date of such assignment on which the Assignee shall be deemed an Assignee of Record shall be the last day of the calendar month following receipt of notice of assignment and required documentation.

12.3 Restriction on Assignment. No assignment of any Units by a Holder may be made if the Units sought to be assigned, when added to the total of all other Units assigned within the period of twelve consecutive months prior to the proposed date of assignment would, in the opinion of counsel for the Partnership, result in the termination of the Partnership under Section 708 of the Code. However, such assignment may be made if upon the application and at the expense of the Holder desiring to assign his Units in the Partnership, there shall have been granted to the transferring Holder and the Partnership a private ruling by the Internal Revenue Service that the proposed assignment will not cause such a termination.

12.4 Governmental Compliance. No- assignment, sale; transfer, exchange or other disposition of any Units in the Partnership may be made except in compliance with the then applicable rules of any applicable governmental authority.

12.5 When Assignment is Void and Ineffectual. Any assignment, sale, exchange or other transfer in contravention of any of the provisions of this Paragraph 12 shall be void and ineffectual, and shall not bind or be recognized by the Partnership.

13. Substituted Limited Partners

13.1 Requirements. No Assignee or Assignee of Record shall have the right to become a substituted Limited Partner in place of his assignor unless all of the following conditions are first satisfied:

13.1.1 A duly executed and acknowledged written instrument of assignment covering no less than five (5) Units (provided, however, unless prohibited by any applicable state securities laws, four (4)U nits may be assigned by an Individual Retirement Account) shall have been filed with the Partnership which instrument shall specify the number of Units being assigned and set forth the intention of the assignor that the Assignee succeed to assignor’s interest as a substituted Limited Partner in his place;

13.1.2 The assignor and Assignee shall have executed and acknowledged such other instruments the General Partners may deem necessary or desirable to effect such substitution, including the written acceptance and adoption by the Assignee of the provisions of this Partnership Agreement and his execution, acknowledgement and delivery to the General Partners of a special power of’ attorney, the form and content of which are described herein;

13.1.3 The written consent of all General Partners to such substitution shall have been obtained;

13.1.4 A transfer fee shall have been paid to the Partnership which is sufficient to cover all reasonable expenses connected with such substitution:

13.1.5 The provisions of Paragraphs 13.3 and 12.4 of this Partnership Agreement are complied with; and

13.1.6 The amendment of the Partnership Agreement reflecting the substituted Limited Partner.

13.2 Limited Partners Consent. By executing or adopting this Partnership Agreement, each Limited Partner hereby consents to the admission of additional or substituted Limited Partners by the General. Partners and to any Assignee of his Units becoming a substituted Limited Partner.

13.3 Rights, Powers and Duties of Substituted Limited Partner and Assignees. An assignee who has become a substituted Limited Partner has, to the extent assigned, the rights and powers and is subject to the restrictions and liabilities of a Limited Partner under the Partnership Agreement and Kansas law. An assignee who becomes a Limited Partner also is liable for the obligations of the assignor to make and return distributions as provided in this Partnership Agreement. However, the assignee is not obligated for liabilities unknown to the assignee at the time the assignee became a Limited Partner and which could not be ascertained from the Partnership Agreement. If an assignee of a Partnership Interest becomes a Limited Partner, the assignor is not released from the assignor’s liability to the Limited Partnership under Paragraph 7.1.2.

14. Books, Records, Accountings and Reports

14.1 Access. The Partnership Agreement and all amendments thereto, any separate certificates of limited partnership, the Partnership’s books and records and tax returns and copies of each appraisal of Partnership Property shall be maintained at the principal office of the Partnership or such other place as the General Partners may determine and shall be open to inspection and examination by the Limited Partners or their duly authorized representatives at all reasonable times. Upon written request, a Limited Partner or his duly authorized representative will be provided a copy of the certificate and agreement of limited, partnership and all amendments thereto containing the most recent listing of Partners’ names, addresses and capital contributions. Each appraisal of Partnership Property will be maintained by the General Partners and will be available for inspection and examination by any Limited Partner or his duly authorized representative for a period of at least five years following the date of acquisition of the Property upon which the appraisal was made.

14.2 Financial Statement. The General Partners shall prepare at least annually, at Partnership expense, financial statements (balance sheet, statement of income or loss, partners’ equity, and changes in financial position) prepared in accordance with generally accepted accounting principles and accompanied by a report thereon containing an opinion of an independent certified public accounting firm of recognized standing. Copies of such statements and report shall be distributed to each Limited Partner within 90 days after the close of each fiscal year of the Partnership. The financial information contained in such reports will not be reconciled with respect to information furnished to Limited Partners for income tax purposes.

14.3 Other Reports. The General Partners shall prepare at least annually, at Partnership expense: (i) a statement of cash flow, (ii) Partnership information necessary in the preparation of the Limited Partners’ Federal and state income tax returns, (iii) a report of the business of the Partnership, (iv) a quarterly statement as to the compensation or other benefits paid or accrued to, and any transactions with, the General Partners and their Affiliates, from the Partnership, which statement shall set forth the services rendered or to be rendered by the General Partners and the amount of fees received, and a report identifying distributions from: (a) Net Cash Flow From Operations of that year, (b) cash from Working Capital Reserves and other sources, and (v) a report containing a breakdown of the costs reimbursed to the General Partners or their Affiliates in accordance with Paragraph 10.1. Copies of such report shall be distributed to each Limited Partner within 90 days after the close of each taxable year of the Partnership provided, however, all Partnership information necessary in the preparation of the Limited Partner’s Federal income tax returns shall be distributed to each Limited Partner not later than 75 days after the close of each taxable year of the Partnership and the statement of General Partners’ and Affiliates’ compensation shall be prepared quarterly and distributed to the Limited Partners within 60 days of each quarter.

14.4 Special Report. The General Partners shall prepare, at Partnership expense, after the end of each quarter in which Partnership Properties are acquired, a “Special Report” which shall describe therein: (i) each real Property so acquired, (ii) the geographic area in which such Property is located and the market upon which the General Partners are relying for successful operations of the real Property acquired, and (iii) such other relevant information with respect to the acquisition of such Property as the General Partners deem appropriate (including by way of illustration the date and appraised value of the real property, the purchase price of the Property including the terms of purchase, the total cash expended by the Partnership for the property and the amount of Net Proceeds remaining uncommitted, in terms of dollars and percentage of Gross

Proceeds). Copies of such Special Report shall be distributed to each Limited Partner within 60 days after the end of such quarter if deemed appropriate by the Genera1 Partners such Special Report may be prepared and distributed to each Limited Partner more frequently than quarterly.

14.5 Income Tax Returns. The General Partners, at Partnership expense, shall cause income tax returns for the Partnership to be prepared and timely filed with the appropriate authorities.

14.6 Other Compliance. The General Partners, at Partnership expense, shall cause to prepared and timely filed, with appropriate Federal and state regulatory and administrative bodies, all reports required to be filed with such entities under then current applicable laws, rules and regulations. Such reports shall be prepared on the accounting or reporting basis required by such regulatory bodies. Any Limited Partner shall be provided with a copy of any such report upon request without expense to him. The information specified by Form 10Q will be furnished to Limited Partners within 45 days after the close of each quarterly fiscal period (if such report is required to be filed with the S.E.C.). In addition, the Partnership shall make all filings required pursuant to the Partnership’s commitments as set out in the section entitled “Undertakings” in Part II of the Partnership’s Registration Statement.

14.7 Suitability Standard Records. The General Partners, at Partnership expense, shall maintain for a period of at least four years a record of the information obtained to indicate that a Limited Partner meets with the suitability standards set forth in the Prospectus.

14.8 State Securities Administration. To the extent required by any state securities Administrator, the General Partners shall submit to such Administrator any or all reports and statements required to be distributed to Limited Partners in accordance with any of the provisions of Paragraph 14.

15. Rights, Authority, Powers, Responsibilities and Duties of the General Partners

15.1 Rights. The General Partners shall have all authority, rights and powers conferred by law and those required or appropriate to the management of the Partnership business which by way of illustration bat not by way of limitation, shall, subject only to the provisions of Paragraph 15.3 following, include the right, authority and power:,

15.1.1 To acquire, develop, hold and dispose of real property, interests therein or appurtenances thereto, as well as personal or mixed property connected therewith, including the purchase, lease, development, improvement, maintenance, exchange, trade or sale of such properties, at such price, rental or amount, for cash, securities (in compliance with appropriate securities regulations) or other property, and upon terms, as the General Partners deem in their sole discretion, to be in the best interests of the Partnership;

15.1.2 To borrow money and, if security is required therefor, to mortgage or subject any Partnership investment to any other security device, to obtain replacements of any mortgage or other security device, and to prepay, in whole or in part, refinance, increase, modify, consolidate or extend any mortgage or other security device, all of the foregoing at such terms and in such amounts as the General Partners, in their sole discretion, deem to be in the best interests of the Partnership;

15.1.3 To place record title to, or the right to use Partnership assets in, the name or names of a nominee or nominees, trustee or trustees for any purpose convenient or beneficial to the Partnership;

15.1.4 To acquire and enter into any contract of insurance which the General Partners deem necessary or appropriate for the protection of the Partnership and the General Partners for the conservation of Partnership assets, or for any purpose convenient or beneficial to the Partnership;

15.1.5 To employ persons in the operation and management of the business of the Partnership including, but not limited to, the Acquisition and Property Management Agents, supervisory managing agents, building management agents, insurance brokers real estate brokers .and loan brokers, on such terms and for such compensation as the General Partners shall determine, subject, however, to the limitations with respect thereto as set forth in Paragraph 9 of this Partnership Agreement and provided that agreements with the Acquisition and Property Management Agents for the services set forth in said Paragraph 9 shall contain the terms and limitations as to fees and expenses as set forth in said Paragraph 9 and provided further that any of such agreements shall be terminated immediately upon dissolution of the Partnership under Paragraph 20.1;

15.1.6 To prepare or cause to be prepared reports, statements and other relevant information for distribution to Holders, including annual and quarterly interim reports;

15.1.7 To open accounts and deposit and maintain funds in the name of the Partnership in banks or savings and loan associations; provided, however, that the Partnership funds shall not be commingled with the funds of any other Person;

15.1.8 To cause the Partnership to make or revoke any of the elections referred to in Sections 108, 709, 754, 1017, and other elections of the Internal Revenue Code of 1954 or any similar provisions enacted in lieu thereof deemed desirable by the General Partners;

15.1.9 To select as its accounting year a calendar year or such fiscal year as approved by the Internal Revenue Service;

15.1.10 To determine the appropriate accounting method or methods to be used by the Partnership;

15.1.11 To offer and sell Units in the Partnership to the public directly or through any licensed Affiliate of the General Partners and to employ personnel, agents and dealers for such purpose;

15.1.12 To amend this Partnership Agreement to reflect the addition or substitution of Limited Partners or the reduction of capital accounts upon the return of capital to

Partners;

15.1.13 To require in all Partnership obligations that the General Partners shall not have any personal liability thereon but that the person or entity contracting with the Partnership is to look solely to the Partnership and its assets for satisfaction;

15.1.14 To execute, acknowledge and deliver any and all instruments to effectuate the foregoing, including the granting of powers of attorney, and to take all such action in connection therewith as the General Partners shall deem necessary or appropriate;

15.1.15 To reinvest all Cash From Initial Financing;

15.1.16 To purchase Property in their own names (and assume loans in connection therewith) and temporarily hold title thereto for the purpose of facilitating the acquisition of such Property or the borrowing of money or obtaining of financing for the Partnership, or completion of construction of the Property, or any other purpose related to the business of the Partnership; provided that such Property is purchased by the Partnership for a purchase price no greater than the cost of such Property to the General Partners; and further provided that there is no difference in interest rates of the loans secured by the Property at the time acquired by the General Partners and the time acquired by the Partnership, nor any other benefit arising out of such transaction to the General Partners or their affiliates;

15.1.17 To invest the Gross Proceeds or Net Proceeds temporarily (prior to investment in Properties) in short term, highly liquid investments where- there is appropriate safety of principal;

15.1.18 Any Person dealing with the Partnership or the General Partners may rely upon a certificate signed by the General Partner therein to duly authorize as to: (i) the Identity of any General Partner or Limited Partner hereof; (ii) the existence or non-existence of any fact or facts which constitute a condition precedent to acts by a General Partner or in any other manner germaine to the affairs of the Partnership; (iii) the Persons who are authorized to execute and deliver any instrument or document of the Partnership; or (iv) any act or failure to act by the Partnership or as to any other matter whatsoever involving the Partnership or any Partner;

15.1.19 To use best efforts to obtain level payment financing on the most favorable terms available to the Partnership;

15.1.20 To withdraw from the Partnership at any time by giving written notice to the other Partners;

15.1.21 To redeem Partnership Interests, or any part thereof, including the redemption of the Original Limited Partner’s interest on or before the Minimum Subscription Closing Date, pursuant to paragraph 6.1 of this Partnership Agreement, provided that:

(1)        the redemption does not impair the capital or the operation of the Partnership;

(2)	the redemption is deemed by the General Partners, in their absolute discretion, to be desirable based on unforeseen or extraordinary circumstances affecting the redeemed Partner;

(3)	the Partnership has sufficient cash to make the purchase;

(4)	the purchase will not be in violation of applicable legal requirements; and

(5)	not more than fifteen percent (15%) of the Total Outstanding Units are redeemed in any year.

15.2 Rights of General Partners in a General Partnership. The General Partners shall, except as otherwise provided in the Partnership Agreement, have all the rights and powers and shall be subject to all the restrictions and liabilities of a partner in a partnership without limited partners, and shall be liable as such to Persons other than the Partnership, to the other Partners and to the Partnership.

15.3 Limitations. Neither the General Partners nor any Affiliate shall have the authority to:

15.3.1 Subject to the provisions of paragraph 9, enter into contracts with the Partnership which would bind the Partnership after the expulsion, adjudication of bankruptcy or insolvency, or death of a General Partner, or continue the business with Partnership assets after the occurrence of such event;

15.3.2 Grant to themselves or any Affiliate an exclusive listing for the sale of Partnership assets, including Partnership Properties;

15.3.3 Sell all, or substantially all, of the assets of the Partnership at any one time without the prior consent of the Limited Partners pursuant to a Majority Vote;

15.3.4 Pledge or encumber substantially all of the assets of the Partnership at one time, other than in connection with the acquisition or improvement of assets or the refinancing of previous obligations;

15.3.5 Alter the primary purpose of the Partnership as set forth in Paragraph 3,

“Business and Purpose”, of this Partnership Agreement;

15.3.6 Receive from the Partnership a rebate or give-up or participate in any reciprocal business arrangements which would enable them or an Affiliate to do so;

15.3.7 Sell or net lease real property to any entity in which the General Partners or any Affiliate has an interest;

15.3.8 Cause the Partnership to invest in any program, partnership or other venture unless; (i) it is a general partnership or a joint venture: (ii) the other partner or joint owner is not one of the General Partners or an Affiliate; (iii) the management of such general partnership or joint venture (subject to the exception below) is under the control of General Partners of the Partnership; (iv) the Partnership, as a .result of such joint ownership or partnership ownership of a property, is not charged directly or indirectly, more than once for the same service; (v) the agreement of partnership or joint venture does not authorize the Partnership to do anything as a partner or joint venturer with respect to the property which the Partnership, or the General Partners, could not do directly because of the policies set forth in this Partnership Agreement; (vi) the General Partners and their Affiliates are prohibited from receiving any compensation, fees or expenses which are not permitted to be paid under the terms of this Partnership Agreement; and (vii) the Partnership has a right of first refusal to buy if the other program, partnership or venture wishes to sell property held in the joint venture;

15.3.9 Except as permitted in Section 15.1.16 of this Partnership Agreement, purchase or lease real property from the Partnership or sell or lease real property to the Partnership in which the General Partners or an Affiliate has an interest;

15.3.10 Cause the Partnership to exchange Units for real property;

15.3.11 Provide Financing to the Partnership or make long-term loans to the Partnership and with regard to short-term loans made to the Partnership, receive interest or other financing charges or fees in excess of those amounts which would be charged by third party financing institutions on comparable loans for the same purpose in the same geographic area, but in no event in excess of 2% above the prime rate of Mission Bank of Mission, Kansas:

15.3.12 Cause the Partnership to finance the purchase of Partnership Property by use of a wraparound note and mortgage i”al1-inclusive” note and deed of trust) unless; (i) neither the General Partners nor any Affiliate thereof shall receive interest in excess of that payable to the lender on such underlying encumbrances; ( i i ) all payments on the underlying obligation shall be made by the Partnership or, in the alternative, payments by the Partnership on the wraparound note are made to a third party collecting agent which in turn disburses such payment, first to the holder of such underlying obligation, and thereafter to the holder of the wraparound note; and (iii) the Partnership shall receive credit on its obligation under the all-inclusive note for payments made directly on the underlying encumbrance;

15.3.13 Do any act in contravention of this Partnership Agreement or which would make it impossible to carry on the ordinary business of the Partnership;

15.3.14 Confess a judgment against the Partnership in connection with any threatened or pending legal action;

15.3.15 Possess any Partnership Property or assign the rights of the Partnership in specific Partnership Property for other than a Partnership purpose;

15.3.16 Admit a Person as a General Partner except with the consent of the Limited Partners as provided for in this Partnership Agreement;

15.3.17 Perform any act (other than an act required by this Agreement or any act taken in good faith reliance upon counsel’s opinion) which would, at the time such act occurred, subject any Limited Partner to liability as a general partner in any jurisdiction;

15.3.18 Reinvest in real estate any Cash Flow From Operations or Net Cash Flow From Operations,-.or reinvest in real estate any Cash From Sales, Financing, Refinancing or Liquidation. Additionally, neither the General Partners nor an Affiliate may reinvest in real estate any Cash From Initial Financing, unless sufficient cash will be distributed to allow a Unit Holder in a 36% federal tax bracket to pay any state or Federal income tax liability created by the financing of the Partnership Property;

15.3.19 Invest any of the Gross Proceeds in Properties which are non-income producing;

15.3.20 Receive any insurance brokerage fee or write any insurance policy covering the

General Partners or any of the Partnership Properties;

15.3.21 Employ, or permit to employ, the funds or assets of the Partnership in any manner except for the exclusive benefit of the Partnership;

15.3.22 Incur any non-recourse indebtedness wherein the lender will have or acquire, at any time as a result of making the loan, any direct or indirect interest in the profit, capital or Property of the Partnership other than as secured creditor;

15.3.23 Incur aggregate borrowings of the Partnership in excess of 80% of the purchase price of all Partnership Properties on a combined basis or in excess of 80% of the aggregate value as determined by the lender as of the date of refinancing as to all Properties which have been refinanced. Purchase price for purposes of this Paragraph 15.3.23 shall mean the sum of the price for all Partnership Properties by the Partnership plus all costs of improvements, if any, reasonably and properly allocable to all Partnership Properties made at the time of the acquisition or within one year thereafter, but does not include loan points, prepaid interest, or other expenses;

15.3.24 Commingle the Partnership funds with those of any other Person;

15.3.25 Cause the Partnership to enter into any transactions with any other partnership in which the General Partners or Affiliates have an interest, including, but not limited to, any transaction involving the sale, lease or purchase of any property to or from the Partnership, the rendering of services to or from the Partnership, or the lending of any monies or other property to or from the Partnership;

15.3.26 Receive any commission or fee for the placement of mortgage loans or trust deed loans on the Partnership Property or otherwise act as a finance broker on behalf of the Partnership;

15.3.27 Directly or indirectly pay or award any finder’s fees, commissions or other compensation to any Person engaged by a potential investor for investment advice as an inducement to such advisor to advise the purchaser regarding the purchase of Units; provided, however, that the General Partners shall not be prohibited from paying the normal sales commissions payable to a registered broker-dealer or other properly licensed person for selling Units;

15.3.28 Operate the Partnership in such a manner as to have the Partnership classified as an “investment company” for purposes of the Investment Company Act of 1940;

15.3.29 Invest any of the Gross Proceeds in junior mortgages, deeds of trust or other similar obligations;

15.3.30 Incur short term borrowings except for Partnership short term construction loans, short term “gap” financing, repairs, replacements or working capital;

15.3.31 Cause the Partnership to enter into any agreements with the General Partners or their Affiliates which shall not be subject to termination without penalty by either party upon not more than 60 days7 written notice;

15.3.32 Cause the Partnership to enter into any contracts with the General Partners or with any Affiliates of the General Partners to construct or develop Partnership Properties or to render -any services in connection with such construction or development;

15.3.33 Cause the Partnership to enter into any contracts to construct Partnership Property without such contract being guaranteed at the price contracted by an adequate completion bond or other satisfactory arrangements;

15.3.34 Cause the Partnership to purchase any Property without first having obtained an appraisal with respect to the value thereof, rendered by an independent appraiser who is a member of a nationally recognized society of appraisers, which provides that the Cost of Partnership Property and any Acquisition Fees paid with respect to such Property by any person other than the Partnership equals or is less than the appraised value;

15.3.35 Cause the Partnership to loan money or property to any Affiliate, General Partner or Sponsor; or

15.3.36 Except as specifically provided for in Paragraphs 15.1.17 and 15.3.8, cause the Partnership to invest in or underwrite the securities of other issuers.

15.4 Preparation of Statements on Removal of a General Partner. Within 90 days after the Limited Partners have voted to remove a General Partner, the General Partners shall have prepared, at Partnership expense, a Partnership financial statement (balance sheet, statement of income or loss, partners7 equity, and changes in financial position) prepared, in accordance with generally accepted accounting principles and accompanied by a report thereon containing an opinion of an independent certified public accounting firm of recognized standing and shall cause such statement to be mailed to the Limited Partners as soon as possible after receipt thereof.

15.5 Rights With Respect to Functions of Partnership. The General Partners shall have the duty and responsibility for providing continuing administrative and executive support, advice, consultation, analysis and supervision with respect to the functions of the Partnership as an owner of Partnership Property, including decisions regarding adjustments to rental schedules, the sale, financing or refinancing or other disposition of property, and compliance with federal, state and local regulatory requirements and procedures.

15.6 Fiduciary Responsibility. The General Partners shall have a fiduciary responsibility for the safekeeping and use of all funds and assets of the Partnership, whether or not in the General Partners’ immediate possession or control and shall not employ or permit another person to employ such funds or assets in any manner except for the exclusive benefit of the Partnership. In addition, Unit Holders shall not be permitted to enter into any agreement with the General Partners which exculpates the General Partners from their fiduciary responsibility.

15.7 No Personal Liability. The General Partners shall have no personal liability for the repayment of the Original Invested Capital of any Holder or to repay the Partnership any portion of any negative balance in their capital accounts, except as otherwise provided in Paragraph 5.3.

15.8 Duties Relative to Lack ofPersona1 Liability. Each of the General Partners shall at all times conduct his or its affairs and the affairs of the Partnership and all of its Affiliates in such a manner that neither the Partnership nor any Partner nor any Affiliate of any Partner will have any personal liability under any mortgage on any of the Partnership Properties, unless, in the opinion of the General Partners it would be in the best interest of the Limited Partners. The General Partners shall use their best efforts, in the conduct of the Partnership’s business, to put all suppliers and other persons with whom the Partnership does business on notice that the Limited Partners are not liable for Partnership obligations and all agreements to which the Partnership is a party shall include a statement to the effect that the Partnership is a limited partnership organized under the Revised Uniform Limited Partnership Act of Kansas, but the General Partners shall not be liable to the Limited Partners for any failure to give such notice to such suppliers or other persons.

15.9 Services Performed by General Partners. No other services other than as set out in this Partnership Agreement may be performed by the General Partners for the Partnership except in extraordinary circumstances fully justified to the Administrator. As a minimum, self-dealing arrangements must meet the following criteria;

a.

the compensation, price or fee therefore must be comparable and competitive with the compensation, price or fee of any other Person who is rendering comparable services or selling or leasing comparable goods which could reasonably be made available to the Partnership and shall be on competitive terms, and

b.	the fees and other terms of the contract shall be fully disclosed, and .

c.

the General Partners must be previously engaged in the business of rendering such services or selling or leasing such goods, independently of the Partnership and as an ordinary and ongoing business, and

d.

all services or goods for which the General Partners are to receive compensation shall be embodied in a written contract which precisely describes the services to be rendered and all compensation to be paid, which contract may only be modified by a vote of the majority of the Limited Partners. Said contract shall contain a clause allowing termination without penalty on 60 days notice.

16. Rights, Powers and Voting Rights of the Limited Partners

16.1 No Management Control. Limited Partners shall take no part in or interfere in any manner with the control, conduct or operation of the Partnership and shall have no right or authority to act or bind the Partnership.

16.2 Right to Vote on Certain Matters. Limited Partners shall have the right to vote, by Majority Vote, only upon the following matters affecting the basic structure of the Partnership;

16.2.1 Removal of a General Partner;

16.2.2 Election of a successor General Partner;

16.2.3 Termination and dissolution of the Partnership;

16.2.4 Amendment of the Partnership Agreement, provided such amendment is not for the purpose of reflecting the addition or substitution of Limited Partners or the reduction of capital accounts upon the return of capital to Partners;

16.2.5 The sale of all or substantially all of the assets of the Partnership at any one time;

16.2.6 The pledge or encumbrance of all or substantially all of the assets of the Partnership at one time, other than in connection with the acquisition or improvement of assets, initial financing of a Partnership Property, or the refinancing of’ previous obligations; and

16.2.7 The extension of the term of the Partnership;

16.2.8 Assignment of a General Partner’s interest in the Partnership; and

16.2.9 Termination or material modification of all contracts between the Partnership and the General Partners for services or goods provided to the Partnership.

16.3 One Vote Per Unit. In any such vote each Limited Partner shall be entitled to cast one Vote for each Unit which he owns and the Procedures set forth in Paragraph 16.5 of this Partnership Agreement shall be applicable.

16.4 Meetings. The General Partners may at any time call a meeting of the Limited Partners, or for a vote without a meeting of the Limited Partners on matters which they are entitled to vote, and shall call for such meeting or vote following receipt of written request therefor of Limited Partners holding 10 percent or more of the Units held by all Limited Partners as of the date of receipt of such written request (“notice date”). Within 10 days of such notice date, the General Partners shall notify in writing all Limited Partners of record as of the notice date as of the time and place of the Partnership meeting if called, and the general nature of the business to be transacted thereat, or if no such meeting has been called, of the matter or matters to be called upon and the date upon which the votes will be counted. Included with the notice shall be detailed statement of the action proposed, including a verbatim statement of the wording of any resolution proposed for adoption by the Limited Partners and of any proposed amendment of the Partnership Agreement. Any Partnership meeting or the date upon which such votes, without a meeting, will be counted regardless of whether the General Partners have called for such meeting or vote upon he request of Limited Partners or have initiated such event without such request) shall be not less than 15 nor more than 60 days following mailing of the notice hereof by the General Partners. All expenses of the voting and such notification shall be borne by the Partnership.

16.5 Voting Rights. A Limited Partner shall be entitled to cast one vote for each Unit which he owns: (i) at a meting, in person, by written proxy or by a signed writing directing the manner in which he desires that his vote be cast, which writing must be received by the General Partners prior to such meeting, or (ii) without a meeting , by a signed writing directing the manner in which he desires that his vote be cast, which writing must be received by the General Partners prior to the date upon which the votes of Limited Partners are to be counted. Only the votes of Limited Partners of record on the notice date, whether at a meeting or otherwise, shall be counted. The General Partners shall not be entitled to vote, except that a General Partner who is also a Limited Partner shall be entitled to cast one vote for each Unit for which he has paid the full subscription price for said Unit, in cash, prior to or on the Close of the Offering Date, or for Units acquired from Limited Partners or Holders subsequent to the Close of the Offering Date. The laws of the State of Kansas pertaining to the validity and use of corporate proxies shall govern the validity and use of proxies given by Limited Partners.

16.6 Limitation on Rights. No Limited Partner shall have the right or power to: (i) withdraw or reduce his contribution to the capital of the Partnership except as a result of the dissolution of the Partnership, as otherwise provided by law, or as otherwise provided in this Partnership Agreement; provided, however, that the original Limited Partner’s Units may be redeemed by the Partnership on or before the Minimum Subscription Closing Date, (ii) bring an action for partition against Partnership , (iii) cause the termination and dissolution of the Partnership by court decree or otherwise, except as set forth in this Partnership Agreement, or (iv) demand or receive property other than cash in return for his contribution. No Limited Partner shall have priority over any other Limited Partner either as to the return of contributions of capital or as to Net Income, Net Los or Distributions other than as set out in this Partnership Agreement. Other than upon the termination and dissolution of the Partnership as provided by this Partnership Agreement, there has been no time agreed upon when the contribution of each Limited Partner may be returned.

16.7 Amendments to Partnership Agreement. In addition to any amendments otherwise authorized herein, this Agreement may be amended from time to time by the General Partners, without the consent of any of the Limited Partners, (i) to add to the representations, duties or obligations of the General Partners or Affiliates or surrender any right or power granted to the General Partners or their Affiliates herein, for the benefit of the Limited Partners; and (ii) to cure any ambiguity, to correct or supplement any provision herein which may be inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement which will not be inconsistent with the provisions of this Agreement. Notwithstanding anything to the contrary contained in this Partnership Agreement, this Agreement may not be amended without the consent of the Partners to be adversely affected by any amendment that:

16.7.1 Converts a Limited Partner into a General Partner;

16.7.2 Modifies the limited liability of a Limited Partner; -

16.7.3 Alters the interest of the General or Limited Partners in Net Income or Net Loss or Distributions from the Partnership;

16.7.4 Affects the status of the Partnership as a partnership for Federal income tax purposes.

16.8 List of Limited Partners. Upon the written request of a Limited Partner, the General Partners will provide such Partner, or his representative, at his expense, a copy of the list containing the name and address of and Units held of record by each Limited Partner.

16.9 Limited Partner’s Right to Bring Derivative Suit. A Limited Partner may bring an action in the right of the Partnership to recover a judgment in the Partnership’s favor if General Partners with authority to do so have refused to bring the action or if an effort to cause those General Partners to bring the action is not likely to succeed.

17. Expulsion, Bankruptcy, Dissolution or Death of a General Partner

17.1 Expulsion. Any General Partner may be expelled from the Partnership upon a Majority Vote of the Limited Partners.

17.2 Notice of Expulsion. Written notice of the expulsion of a General Partner shall be served upon him either by certified or by registered mail, return receipt requested, or by personal service Such notice shall set forth the date upon which the expulsion is to become effective.

17.3 Purchase of Terminated General Partner’s Interest. Upon any of the following events relative to a General Partner, the interest of such “Terminated General Partner” in the Net Income, Net Loss and Distributions of the Partnership shall be purchased by the Partnership for a purchase price determined according to the provisions of Paragraph 17.4, following:

17.3.1 Withdrawal from the Partnership;

17.3.2 Cessation as a member of the Partnership pursuant to Paragraph 12;

17.3.3 Removal as a General Partner in accordance with Paragraphs 16.2.1 and 17.1;

17.3.4 The making of an assignment for the benefit of creditors by a General Partner, unless there is specific written consent of all Partners;

17.3.5 The filing of a voluntary petition in bankruptcy by a General Partner, unless         there is specific written consent of all Partners;

17.3.6 An adjudication as bankrupt or insolvent of a General Partner or the General Partner has had entered against himself or itself an order for relief in any bankruptcy or - insolvency proceeding, unless there is specific written consent of all Partners;

17.3.7 Filing of a petition or answer by a General Partner seeking for himself or itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or rules and regulations, unless there is specific written consent of all Partners;

17.3.8 Filing of an answer or other pleading by a General Partner admitting or failing to contest the material allegations of a petition filed against the General Partner in any proceeding of this nature, unless there is specific written consent of all Partners;

17.3.9 A General Partner seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the General Partner or of all or any substantial part of the General Partner’s properties, unless there is specific written consent of all Partners;

17.3.10 Unless otherwise provided in this Partnership Agreement or with the specific written consent of all Partners, if:

17.3.10.a Within 120 days after the commencement of any proceeding against the General Partner seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or rules and regulations, the proceeding has not been dismissed; or

17.3.10.b Within 90 days after the appointment, without the General Partner’s consent or acquiescence, of a trustee, receiver or liquidator of the General Partner or of all or any substantial part of the General Partner’s properties, the appointment is not vacated or stayed or, within 90 days after the expiration of any such stay, the appointment is not vacated;

17.3.11 In the case of a General Partner who is a natural person:

17.3.11.a The General Partner’s death; or

17.3.11.b The entry by a court of competent jurisdiction of an order adjudicating the General Partner incompetent to manage the General Partner’s person or property;

17.3.12 In the case of a General Partner who is acting as a General Partner by virtue of being a trustee of a trust, the termination of the trust, but not merely the substitution of a new trustee;

17.3.13 In the case of a General Partner that is a separate partnership, the dissolution and commencement of winding up the affairs of the separate partnership;

17.3.14 In the case of a General Partner that is a corporation, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter; or

17.3.15 In the case of a General Partner that is an estate, the distribution by the fiduciary of the estate’s entire interest in the Partnership.

17.4 Terms of Purchase. The Terminated General Partner shall receive from the remaining General Partners or new general partner or partners (“Acquiring Partner”), as the case may be, the fair market value of his interest in the Partnership, determined by agreement between the Terminated General Partner and the Acquiring Partner, or if they cannot agree, then by arbitration in accordance with the then current rules of the American Arbitration Association. The expenses of arbitration shall be borne equally by the Terminated General Partner and the Acquiring Partner. The fair market value of the Terminated General Partner’s interest shall be the amount the Terminated General Partner would receive upon dissolution and termination of the Partnership assuming that such dissolution or termination occurred on the date of the terminating event and the assets of the Partnership were sold for their then fair market value without any compulsion on the part of the Partnership to sell such assets. Where the termination is voluntary, payment shall be made by a promissory note bearing nine percent (9%) simple interest per annum on the unpaid principal amount of the promissory note, secured by assignment by the Acquiring Partner to the Terminated General Partner of the future distributions by the Partnership to the Acquiring Partner attributable to the acquired interest which principal amount together with accrued interest shall be payable at the times and in the amounts equal to 100% of such distributions until such time as the principal amount together with accrued interest is paid in full, but shall become due and payable in full by the Acquiring Partner at such times as the Partnership is finally wound up and liquidated; provided, however, that if the Terminated General Partner requests, to the extent required, the sale and payments shall be made on terms and conditions that will allow such sale to qualify for the installment method as provided in Section 453 of the Code. Where termination is involuntary, payment will be made by a promissory note bearing nine percent (9%) simple interest per annum on the unpaid principal amount of the promissory note, such note coming due in no less than 5 years with equal installments each year. The Terminated General Partner shall be required to sell and the Acquiring Partner shall be required to purchase the Terminated General Partner’s interest in the Partnership no later than 60 days after the occurrence of the terminating event.

17.5 Assignability of a General Partner’s Interest. A General Partner’s interest in the Partnership shall not be assignable without a Majority Vote. Any entity to which the entire interest of a General Partner in the Partnership is assigned in compliance with this Paragraph 17.5 shall be substituted by the General Partners (by the filing of appropriate amendments to the partnership Agreement) in the former General Partner’s stead as a General Partner of the

Partnership.

18. Return of Contribution

18.1 If a Partner has received the return of any part of the Partner’s contribution without violation of the Partnership Agreement or Kansas law, the Partner is liable to the Partnership for a period of one year thereafter for the amount of the returned contribution, but only to the extent necessary to discharge the Partnership’s liabilities to creditors who extended credit to the Partnership during the period the contribution was held by the Partnership.

18.2 If a Partner has received the return of any part of the Partner’s contribution in violation of the Partnership Agreement or law, the Partner is liable to the Partnership for a period of six (6) years thereafter for the amount of the contribution wrongfully returned.

18.3 A Partner receives a return of the Partner’s contribution to the extent that a distribution to the Partner reduces the Partner’s share of the fair value of the net assets of the Partnership below the value, as set forth in this Partnership Agreement, of the Partner’s contribution which has not been distributed to the Partner.

19. Other Businesses and Transactions. The General Partners, any Holder, any Affiliates, any shareholder, officer, director or employee thereof, or any person owning a legal or beneficial interest therein, may engage in or possess an interest in any other business or venture of every nature and description, independently or with others including, but not limited to, the ownership, financing, leasing, operation, management, brokerage and development of real property. Neither the General Partners nor any Affiliate of a General Partner shall be obligated to present any particular investment opportunity to the Partnership (unless such investment opportunity is presented to the General Partners or any Affiliate in their capacity as such), even if such opportunity is of a character which, if presented to the Partnership, could be taken by the Partnership and each of them shall have the right to make for its own account (individually or as trustees) or to recommend to others any such particular investment opportunity. Nothing in this section shall be deemed to diminish the General Partners’’ overriding fiduciary obligation to the Partnership or as a waiver of any right or remedy the Partnership or Limited Partners may have in the event of a breach by a General Partner of such obligation.

20. Termination and Dissolution of the Partnership

20.1 Events Triggering Termination and Dissolution. The Partnership shall be terminated and dissolved upon the earlier to occur of the following:

20.1.1 The retirement (provided there has been 90 days’ prior written notice to the Limited Partners), expulsion, adjudication of bankruptcy, insolvency, dissolution, death or withdrawal of a General Partner, unless (i) the remaining General Partners, within 90 days of the date of such event, elect to continue the business of the Partnership or (ii) the General Partner elected in place thereof within 120 days of the date of such event by Majority Vote of the Limited Partners, elects to continue the business of the Partnership or (iii) in the case of withdrawal within 90 days after such withdrawal, all Partners agree in writing to continue the business of the Partnership. Expenses incurred in the reformation, or attempted reformation, of the Partnership shall be deemed expenses of the General Partners.

20.1.2 A Majority Vote in favor of dissolution and termination of the Partnership;

20.1.3 The sale of all or substantially all of the assets of the Partnership unless the General Partners elect to continue the Partnership business for the purpose of the receipt and collection of a note and payments thereon or the collection of any other consideration to be received in exchange for the assets of the Partnership (which activities shall be deemed to be a part of such sale or other disposition and the winding-up of the affairs of the Partnership).

20.1.4 The expiration of the term of the Partnership;

20.1.5 The written decision, subsequent to the Close of the Offering Date, oF any General Partner to dissolve the Partnership, provided there has been 90 days prior written notice to the Limited Partners and abject to the rights of the Limited Partners set forth in Paragraph 16; or

20.1.6 Entry of a decree of judicial dissolution.

20.2 Procedure Upon Termination and Dissolution. Upon a termination and dissolution of the Partnership for any reason, the General Partners shall take full account of the Partnership assets and liabilities, shall liquidate the assets as promptly as is consistent with obtaining the fair value thereof, and shall apply 2nd distribute the proceeds therefrom pursuant to Paragraph 11 herein.

21. Special Power of Attorney

21.1 Powers Appointed. Concurrently with the execution of written acceptance and adoption of the provisions of this Partnership Agreement, each Limited Partner shall execute, acknowledge and deliver to the General Partners a special power of attorney in form acceptable to the General Partners in which each General Partner is constituted and appointed as the attorney-in-fact for such Limited Partner, with power and authority to act in his name and on his behalf to execute, acknowledge and swear to in the execution, acknowledgement and filing of documents, which shall include, by way of illustration but not of limitation, the following:

21.1.1 The Partnership Agreement, any separate certificates of limited partnership, as well as any amendments to the foregoing which, under the laws of the State of Kansas or the laws of any other state, are required to be filed or which the General Partners deem to be advisable to file;

21.1.2 Any other instrument or document which may be required to be filed by the Partnership under the laws of any state or by any governmental agency, or which the General Partners deem advisable to file; and

21.1.3 Any instrument or document which may be required to effect the continuation of the Partnership, the admission of an additional or substituted Limited Partner, or the dissolution and termination of the Partnership (provided such continuation, admission or dissolution and termination are in accordance with the terms of the Partnership Agreement), or to reflect any reductions in amount of contributions of Partners.

21.2 Terns of Special Power of Attorney. The special power of attorney to be concurrently granted by each Limited Partner:

21.2.1 Is a special power of attorney coupled with an interest, is irrevocable, shall survive, the death of the granting-Limited Partner; and is limited to those matters herein set forth;

21.2.2 May be exercised by either General Partner acting alone for each Limited Partner by a facsimile signature of the General Partner or by one of its officers, or by listing all of the Limited Partners executing any instrument with a single signature of the General Partner or one of its officers acting as an attorney-in-fact for all of them; and

21.2.3 Shall survive an assignment by a Limited Partner of all or any portion of his Units except that, where the Assignee of the Units owned by a Limited Partner has been approved by either General Partner for admission to the Partnership as a substitute Limited Partner, the special power of attorney shall survive such assignment for the sole purpose of enabling either General Partner to execute, acknowledge and file any instrument or document necessary to effect such substitution.

22. Indemnification

22.1 General Partners. The Partnership, its receiver or its trustee, shall indemnify, save harmless and pay all judgments and claims against the General Partners, their officers, directors. employees, agents, subsidiaries and assigns, from any liability, loss or damage incurred-by them or by the Partnership by reason of any act performed or omitted to be performed by them in connection with the business of the Partnership, including costs and attorney’s fees (which attorney’s fees may be paid as incurred) and any amounts expended in the settlements of any claims of liability, loss or damage provided that, if such liability, loss or claims arises out of any action or inaction of the General Partners, such course of conduct was in the best interest of the Partnership and did not constitute fraud, negligence, breach of fiduciary duty or misconduct by the General Partners and, provided further, that any such indemnification shall be recoverable only from the assets of the Partnership and not the assets of the Holders. All judgments against the Partnership and a General Partner, wherein a General Partner is entitled to indemnification, must first be satisfied from Partnership assets before such General Partner is responsible for these obligations. The Partnership shall not pay for any insurance covering liability of the General Partners, their officers, directors, employees, agents, subsidiaries and assigns for actions or omissions for which indemnification is not permitted hereunder; provided, however, that nothing contained herein shall preclude the Partnership from purchasing and paying for such types of insurance, including fire and extended coverage liability, vandalism and malicious mischief, casualty insurance protection and workmen’s compensation, as would be customary for any person owning comparable property and engaged in a similar business or from naming the General Partners and any of their Affiliates as additional insured parties thereunder, provided that such addition does not add to the premiums payable by the Partnership. Nothing contained herein shall constitute a waiver by any Limited Partner or any right which he may have against any party under Federal or state securities laws.

22.2 Exception. Notwithstanding the foregoing Paragraph 22.1, neither the General Partners nor any officer, director, employee, agent, subsidiary or assign of the General Partners or of the Partnership shall be indemnified from any liability, loss or damage incurred by them in connection with (i) any claim or settlement involving allegations that the Securities Act of 1933 or any state securities laws were violated by the General Partners or by any such other person or entity unless: (a) the General Partners or other persons or entities seeking indemnification are successful in defending such action; and (b) such indemnification is specifically approved by a court of law which shall have been advised as to the current position of the Securities and Exchange Commission and the California Commissioner of Corporations regarding indemnification for violations of securities law or (ii) any liability imposed by law, including liability for fraud, bad faith or negligence.

23. Miscellaneous

2.3.1 Counterparts. This Partnership Agreement may be executed in several counterparts and all so executed shall constitute one Partnership Agreement, binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the original or the same counterpart.

23.2 Successors and Assigns. The terms and provisions of this Partnership Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the respective Partners.

23.3 Severability. In the event any sentence or paragraph of this Partnership Agreement is declared by a court of competent jurisdiction to be void, such sentence or paragraph shall be deemed severed from the remainder of the Partnership Agreement and the balance of the Partnership Agreement shall remain in effect.

23.4 Notices. All notices under this Partnership Agreement shall be in writing and shall be given to the Holder entitled thereto, by personal service or by mail, posted to the address maintained by the Partnership for such person or at such other address as he may specify in writing.

23.5 Headings. Paragraph titles or captions contained in this Partnership Agreement are inserted only as a matter of convenience and for reference. Such titles and captions in no way define, limit, extend or describe the scope of this Partnership Agreement nor the intent of any provision hereof.

23.6 Words Used. Whenever required by the context hereof, the singular shall include the plural, and vice-versa; the masculine gender shall include the feminine and neuter genders, and vice-versa; and the word “person” shall include a corporation, partnership, firm or other form of association.

23.7 General Partner Names and Addresses. The names and addresses of the General Partners are:

James R. Hoyt

5453 West 61st Place

Mission, Kansas 66205

Secured Investment Resources, Inc.

5453 West 61st Place

Mission, Kansas 66205

23.8 Limited Partner Data. The names, addresses and capital contributions of the Limited Partners are set forth on Exhibit A attached hereto, which exhibit shall be maintained at principal place of business of the Partnership.

23.9 Construction. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed under the laws of the State of Kansas and that the Revised Uniform Limited Partnership Act of the State of Kansas as now adopted or as may be hereafter amended shall govern the partnership aspects of this Agreement.

23.10 Foreign Partnership Filing. In the event the business of the Partnership is carried on or conducted in states in addition to the State of Kansas, then the parties agree that this Partnership shall exist under the laws of each state in which business is actually conducted by the Partnership and they severally agree to execute such other and further documents as may be required or requested in order that the General Partners legally may qualify this Partnership in such states. The power of attorney granted to the General Partners by each Limited Partner in Paragraph 20 shall constitute the authority of the General Partners to perform the ministerial duty of qualifying this Partnership under the laws of any state in which it is necessary to file document or instruments of qualification. A Partnership office or principal place of business in any state may be designated from time to time by the General Partners.

GENERAL PARTNERS:
S/ JAMES R. HOYT
James R. Hoyt, Individual General Partner

ATTEST:	SECURED INVESTMENT RESOURCES, INC. Corporate General Partner
s/ BILL P. CHARCUT	S/ JAMES R. HOYT
Secretary	President

ORIGINAL LIMITED PARTNER:
S/ JAMES R. HOYT
James R. Hoyt, Individual General Partner

EXHIBIT A

Restated Certificate and Agreement of

Limited Partnership of

Secured Investment Resources Fund, L.P.

Limited Partners

Name	Address	Capital Contribution	Units

James R. Hoyt	5453 West 61st Place	$2,500	5
	Mission, Kansas 66205